Exhibit 10.2

LOAN AGREEMENT

dated as of

April 16, 2003

among

ELGAR ELECTRONICS CORPORATION,
as Borrower

ELGAR HOLDINGS, INC.

and

CERTAIN SUBSIDIARIES OF ELGAR HOLDINGS, INC.

FROM TIME TO TIME PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO

and

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Agent

SECTION 1. DEFINITIONS
1.1	Certain Defined Terms.
1.2	Accounting Terms.
1.3	Other Definitional Provisions.
SECTION 2. AMOUNT AND TERMS OF COMMITMENT AND LOANS; NOTES
2.1	Loans and Notes.
2.2	Interest on the Loans.
2.3	Fees.
2.4	Prepayments and Reductions in the Commitment.
2.5	Use of Proceeds.
SECTION 3. CONDITIONS
3.1	Conditions to Loans.
SECTION 4. REPRESENTATIONS AND WARRANTIES
4.1	Organization and Good Standing.
4.2	Authorization and Power.
4.3	No Conflicts or Consents.
4.4	Enforceable Obligations.
4.5	Properties; Liens.
4.6	Financial Condition.
4.7	Full Disclosure.
4.8	No Default.
4.9	Compliance with Contracts, Etc.
4.10	No Litigation.
4.11	Use of Proceeds; Margin Stock, Etc.
4.12	Taxes.
4.13	ERISA.
4.14	Government Regulation.
4.15	Capital Structure and Subsidiaries.
4.16	Environmental Matters.
4.17	Insurance.
4.18	Labor Matters.
4.19	Broker’s or Finder’s Fees.
4.20	Operation of Business.
4.21	Existing Credit Facilities Matters.
4.22	Outstanding Payables.
SECTION 5. AFFIRMATIVE COVENANTS
5.1	Financial Statements and Other Reports.
5.2	Corporate Existence, Etc.
5.3	Payment of Taxes and Claims; Tax Consolidation.
5.4	Maintenance of Properties; Insurance.
5.5	Inspection.
5.6	Equal Security for Loans and Notes.
5.7	Compliance with Laws, Etc.
5.8	Maintenance of Accurate Records, Etc.
5.9	Permits.
5.10	Take-Out Facility.
5.11	ERISA Compliance.
5.12	Additional Subsidiaries.
5.13	Controlling Group.

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SECTION 6. NEGATIVE COVENANTS
6.1	Indebtedness.
6.2	Liens.
6.3	Restricted Payments.
6.4	Restriction on Fundamental Changes.
6.5	Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.
6.6	Transactions with Shareholders and Affiliates; Payments.
6.7	Business Activities.
6.8	Amendments to Charter Documents.
6.9	Asset Sales.
6.10	Maximum Capital Expenditures.
6.11	Lease Obligations.
6.12	Amendments to Indebtedness.
SECTION 7. EVENTS OF DEFAULT
7.1	Failure To Make Payments When Due.
7.2	Default in Other Agreements.
7.3	Breach of Certain Covenants.
7.4	Breach of Warranty.
7.5	Other Defaults Under This Agreement or Any Other Loan Document.
7.6	Involuntary Bankruptcy; Appointment of Custodian, Etc.
7.7	Voluntary Bankruptcy; Appointment of Custodian, Etc.
7.8	Judgments and Attachments.
7.9	Dissolution.
7.10	Guarantee.
7.11	Material Contracts.
7.12	Liens.
7.13	ERISA Event.
7.14	Change of Control.
SECTION 8. THE COLLATERAL AGENT
8.1	Appointment.
8.2	Delegation of Duties.
8.3	Exculpatory Provisions.
8.4	Reliance by the Collateral Agent.
8.5	Notice of Default.
8.6	Non-Reliance on the Collateral Agent and Other Lenders.
8.7	Indemnification.
8.8	Collateral Agent in Its Individual Capacity.
SECTION 9. GUARANTEE
9.1	Unconditional Guarantee.
9.2	Severability.
9.3	Release of a Guarantor.
9.4	Limitation of Guarantor’s Liability.
9.5	Contribution.
9.6	Waiver of Subrogation.
9.7	Waiver of Stay, Extension, Usury and Other Laws.
SECTION 10. MISCELLANEOUS
10.1	[Intentionally Omitted]
10.2	Participations in and Assignments of Loans and Notes.
10.3	Expenses.
10.4	Indemnity.

ii

10.5	Setoff.
10.6	Amendments and Waivers.
10.7	Independence of Covenants.
10.8	Entirety.
10.9	Notices.
10.10	Survival of Warranties and Certain Agreements.
10.11	Failure or Indulgence Not Waiver; Remedies Cumulative.
10.12	Severability.
10.13	Headings.
10.14	Applicable Law.
10.15	Successors and Assigns; Subsequent Holders of Notes.
10.16	Counterparts; Effectiveness.
10.17	Consent to Jurisdiction; Venue; Waiver of Jury Trial.
10.18	Payments Pro Rata.
10.19	Taxes.
10.20	Waiver of Stay, Extension or Usury Laws.
10.21	Requirements of Law.
10.22	Confidentiality.

iii

THIS LOAN AGREEMENT (this “Agreement”) is dated as of April 16, 2003, and entered into by and among ELGAR ELECTRONICS CORPORATION, a California corporation (the “Borrower”), ELGAR HOLDINGS, INC., a Delaware corporation (“Holdings”), and CERTAIN SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY HERETO in accordance with Section 5.12, as Guarantors, the Lenders named on the signature pages hereto and any Persons that become Lenders in accordance with Section 10.2(a) (the “Lenders”), and U.S. BANK NATIONAL ASSOCIATION, as collateral agent for the Lenders (together with its successors in such capacity, the “Collateral Agent”).

RECITALS

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, the Borrower desires that the Lenders extend a senior secured credit facility to the Borrower on the terms and conditions contained herein;

WHEREAS, the Guarantors have agreed to guarantee the obligations of the Borrower hereunder;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereby agree as follows:

SECTION 1.                            DEFINITIONS

1.1           Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Adjusted Net Assets” has the meaning provided in Section 9.5.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power (i) to vote 5% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” means this Loan Agreement dated as of April 16, 2003, as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Amount of Unfunded Benefit Liabilities” means, with respect to any Pension Plan, (a) if set forth on the most recent actuarial valuation report with respect to such Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) and, otherwise, (b) the excess of (i) the greater of the current liability (as defined in Section 412(l)(7) of the Internal Revenue Code) or the actuarial present value of the accrued benefits with respect to such Pension Plan over (ii) the market value of the assets of such Pension Plan.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by Holdings or any of its Subsidiaries (including any Sale and Leaseback Transaction and any merger or consolidation) to any Person other than Holdings or a Wholly Owned Subsidiary of (a) any Capital Stock of any Subsidiary or (b) any other property or assets of Holdings or any Subsidiary other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) dispositions of used, surplus or worn out equipment in the ordinary course of business or (ii) a disposition consisting of a Restricted Payment or Permitted Investment permitted under Section 6.3 hereof.

“Assignment” has the meaning ascribed to such term Section 10.2(a).

“Auditors” means a recognized firm of independent public accountants selected by Holdings and satisfactory to the Lenders.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or vice president, and such Person’s chief financial officer or treasurer.

“Bankruptcy Law” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute or any other United States federal, state or local law or the Law of any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization  or relief of debtors, whether in effect on the date hereof or hereafter.

“Bankruptcy Order” means any court order made in a proceeding pursuant to or within the meaning of any Bankruptcy Law, containing an adjudication of bankruptcy or insolvency, or providing for liquidation, winding up, dissolution or reorganization, or appointing a custodian of a debtor or of all or any substantial part of a debtor’s property, or providing for the staying, arrangement, adjustment or composition of indebtedness or other relief of a debtor.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee of that Board.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Lenders.

“Borrower” has the meaning ascribed to such term in the preamble to this Agreement.

“Borrower Affiliated Group” has the meaning ascribed to such term in Section 6.3(b).

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of New York or California or is a day on which banking institutions therein located are authorized or required by law or other governmental action to close.

“Capital Expenditures” means, for any period, the aggregate of all expenditures of Holdings and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and including any warrants, options or rights to acquire any of the foregoing and instruments convertible into any of the foregoing, and (ii) with respect to any Person that is not a corporation, any and all partnership, limited liability company or other equity interests of such Person.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investor Service, Inc. (“Moody’s”); (iii) commercial paper maturing no more than 180 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) demand deposits, certificates of deposit or bankers’ acceptances maturing within 180 days from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any successor acts thereto.

“Change of Control” means the occurrence of one or more of the following events:  (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) or to any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Agreement); (ii) the approval by the holders of Capital Stock of Holdings of any plan or proposal for the liquidation or dissolution of Holdings (whether or not otherwise in compliance with the provisions of this Agreement); (iii) any Person or Group (other than the Permitted Holder(s)) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of Capital Stock representing more than 10% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Holdings; (iv) the replacement of a majority of the directors on the Board of Directors of Holdings over a two-year period from the directors who constituted the Board of Directors of Holdings at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of Holdings then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved; (v) Holdings shall cease to own 100% of the Capital Stock of the Borrower; (vi) the Permitted Holders shall cease to beneficially own at least 100% of the outstanding Capital Stock having ordinary voting power in the election of directors of Holdings beneficially owned by the Permitted Holders on the Closing Date; or (vii) at any time a change of control occurs under and as defined in any documentation relating to any material Indebtedness of Holdings or any of its Subsidiaries; provided that, in the event that the Exchange Offer is successfully consummated and this Agreement is not simultaneously terminated, any Change of Control resulting from the Exchange Offer consummated in accordance with the Exchange Agreement shall not be deemed a Change of Control hereunder.

“Closing Date” means the date on or before April 17, 2003 on which the Loans are made and the conditions set forth in Section 3.1 are satisfied or waived in accordance with Section 10.6.

“Collateral” means, collectively, all of the real, personal and mixed property in which Liens are purported to be granted pursuant to the Loan Documents as security for the Obligations.

“Collateral Agent” has the meaning ascribed to such term in the preamble to this Agreement.

“Collateral Questionnaire” means a UCC diligence certificate in form satisfactory to the Collateral Agent that provides information with respect to the personal, real or mixed property of each Loan Party.

“Commission” means the Securities and Exchange Commission or any successor thereof.

“Commitment” means the commitment of the Lenders to make the Loans as set forth in Section 2.1(a).

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Closing Date or issued after the Closing Date, and includes, without limitation, all series and classes of such common stock.

“Compliance Certificate” means a certificate substantially in the form of Exhibit III annexed hereto delivered to the Lenders by the Borrower and Holdings pursuant to Section 5.1.

“Contested Claim” means any Tax, Indebtedness or other claim or liability (i) the validity or amount of which is being contested in good faith by appropriate proceedings, timely instituted and diligently pursued, (ii) for which adequate reserves, or other appropriate provisions, if any, as required in conformity with GAAP shall have been made, and (iii) with respect to which (x) no Lien has been imposed by any Tax authority and (y) any right to execute upon or sell any assets of Holdings or of any of its Subsidiaries has not matured or has been and continues to be effectively enjoined, superseded or stayed.

“Contingent Obligation” means, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contractual Obligation” as applied to any Person, means any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means (i) a controlled group of corporations as defined in Section 1563(a) of the Internal Revenue Code or (ii) a group of trades or businesses under common control, as defined in Section 414(c) of the Internal Revenue Code, of which Holdings or any of its Subsidiaries is a part or becomes a part.

“Controlling Group” has the meaning provided in Section 5.13.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Holdings or any of its Subsidiaries against fluctuations in currency values.

“Custodian” means any receiver, interim receiver, receiver and manager, trustee, assignee, liquidator, sequestrator or similar official charged with maintaining possession or control over property for one or more creditors, whether under any Bankruptcy Law or otherwise.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof prior to the Maturity Date.

“Dollars” or the sign “$” means the lawful money of the United States of America.

“Eligible Assignee” means (a) any entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses; and (b) any Lender and any Affiliate of any Lender.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (i) which is, or, at any time within the five calendar years immediately preceding the date hereof, was at any time, maintained or contributed to by any of Holdings or its Subsidiaries or any of their respective ERISA Affiliates or (ii) with respect to which Holdings or any of its Subsidiaries retains any liability, including any potential joint and several liability as a result of an affiliation with an ERISA Affiliate or a party that would be an ERISA Affiliate except for the fact the affiliation ceased more than five calendar years prior to the date hereof.

“Environmental Claim” means any notice, claim, demand, order, direction (conditional or otherwise) or other communication by any governmental authority or any Person alleging liability for any response or corrective action, any damage, including, without limitation, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines or penalties, in each case arising under any Environmental Law, including without limitation, relating to, resulting from or in connection with Hazardous Materials and relating to Holdings, any of its Subsidiaries or any of their respective properties or predecessors in interest, or Facilities.

“Environmental Laws” means federal, state, local and foreign laws, ordinances, orders, rules, regulations, judgments, writs, decrees or injunctions relating to pollution or protection of human health, safety or the environment including, without limitation, ambient air, indoor air, soil, surface water, groundwater, wetlands and other natural resources, land or subsurface strata, including, without limitation, those relating to the Release or threatened Release of Hazardous Materials or otherwise relating to the generation, manufacture, use, storage, transport, treatment, distribution, or disposal of Hazardous Materials, including, without limitation, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), each as amended or supplemented and each as in effect as of the date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate”, as applied to any Person, means (i) any corporation which is, or was at any time within the five calendar years immediately preceding the date hereof, a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is, or was at any time within the five calendar years immediately preceding the date hereof, a member; (ii) any trade or business (whether or not incorporated) which is, or was at any time within the five calendar years immediately preceding the date hereof, a member of a group of trades or businesses under common control within the meaning of Section 414(c) of  the Internal Revenue Code of which that Person is, or was at any time within the five calendar years immediately preceding the date hereof, a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is, or was at any time within the five calendar years immediately preceding the date hereof, a member.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii)

the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by any of Holdings or its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on any of Holdings or its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal by any of Holdings or its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any of Holdings or its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on any of Holdings or its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409 or 502(c), (i) or (l) or 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against any of Holdings or its Subsidiaries or any of their respective ERISA Affiliates in connection with any such Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” has the meaning ascribed to such term in Section 7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute or statutes thereto.

“Exchange Agreement” means that certain Exchange Agreement, dated as of the Closing Date, by and among Holdings, JFL, the consenting shareholders and the consenting noteholders party thereto, including all exhibits thereto, all in form and substance satisfactory in all respects to the Lenders.

“Exchange Offer” means an exchange offer by Holdings for all $90,000,000 of its 9 7/8% Senior Notes due 2008 in exchange for (i) $60,000,000 of 9% Senior Notes due February 1, 2008, (ii) $30,000,000 in stated liquidation value of Holdings’s Series D 10.5% Senior Cumulative Redeemable Preferred Stock due February 1, 2008 and (iii) 750,000 shares of new Class A Common Stock of Holdings, par value $0.01 per share, and including a cash option described in the Exchange Agreement.

“Existing Credit Facilities” means the credit facilities under the Existing Financing Agreement.

“Existing Financing Agreement” means that certain Financing Agreement, dated as of June 26, 2002, by and among Holdings, the Borrower, the lenders party thereto and Ableco Finance LLC, as administrative agent and collateral agent, as amended, supplemented or modified from time to time through the Closing Date.

“Facilities” means any and all real property (including, without limitation, all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings, its Subsidiaries or any of their respective predecessors in interest.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.  Fair market value shall be determined by the Board of Directors of Holdings acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of Holdings delivered to the Lenders.

“Financial Statements” means the consolidated and consolidating balance sheets, statements of operations, statements of cash flows and statements of changes in shareholder’s equity of Holdings and its Subsidiaries for the period specified, prepared in accordance with GAAP and consistent with prior periods (unless otherwise required by GAAP).

“Fiscal Year” means the fiscal year of Holdings for accounting and tax purposes, which for all years after the Closing Date shall end on the Saturday closest to December 31.

“Funding Guarantor” has the meaning provided in Section 9.5.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Guarantees” means, collectively, the guarantees in favor of the Lenders and the Collateral Agent by the Guarantors set forth in Section 9.

“Guarantor” means each of (i) Holdings and (ii) each of Holdings’s Subsidiaries that in the future executes a Joinder to Guarantee in the form of Exhibit VI to this Agreement in which such Subsidiary agrees to be bound by Section 9 and the other terms of the Loan Documents as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Loan Documents.

“Hazardous Materials” means any pollutant, contaminant, toxic, hazardous or extremely hazardous substance, constituent or waste, or any other constituent, waste, material, compound, chemical or substance including, without limitation, petroleum (including crude oil or any fraction thereof) or any petroleum product, subject to regulation under any Environmental Law.

“Holdings” has the meaning ascribed to such term in the preamble to this Agreement.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings correlative to the foregoing); provided, however, that any amendment, modification or waiver of any document pursuant to which Indebtedness was previously Incurred shall only be deemed to be an Incurrence of Indebtedness if and to the extent such amendment, modification or waiver (i) increases the principal thereof or interest rate or premium payable thereon or (ii) changes to an earlier date the stated maturity thereof or the date of any scheduled or required principal payment thereon or the time or circumstances under which such Indebtedness is required to be redeemed; provided, further, that any Indebtedness of a Person existing at the time such Person becomes (after the Closing Date) a Subsidiary of Holdings (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary of Holdings.

“Indebtedness” means with respect to any Person, without duplication, (i) all indebtedness, obligations and liabilities of such Person for borrowed money, (ii) all indebtedness, obligations and liabilities of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all obligations and liabilities of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all indebtedness, obligations and liabilities under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted), (v) all indebtedness, obligations and liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (vi) all Contingent Obligations of such Person, (vii) all indebtedness, obligations and liabilities under Currency Agreements and Interest Swap Obligations of such Person, (viii) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any, and (ix) all indebtedness, obligations and liabilities of any other Person of the type referred to in clauses (i) through (viii) which are secured by any Lien on any property or asset of such Person, the amount of such Indebtedness being deemed to be the lesser of the fair market value of such property or asset or the amount of the Indebtedness so secured.

“indemnified liabilities” has the meaning ascribed to such term in Section 10.4.

“Indemnitees” has the meaning ascribed to such term in Section 10.4.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor code or statute.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person.  For the purposes of Section 6.3 hereof, the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by Holdings or any of its Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends, distributions, interest payments or repayments of loans or advances in connection with such Investment or any other amounts received in respect of such Investment.  If Holdings or any Subsidiary sells or otherwise disposes of any Common Stock of any direct or indirect Subsidiary such that, after giving effect to any such sale or disposition, it ceases to be a Subsidiary of Holdings, Holdings shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Subsidiary not sold or disposed of.

“JFL” means J.F. Lehman Equity Investors I, L.P.

“JFL Cash Collateral Agreement” means that certain Cash Collateral Agreement among JFL, U.S. Bank National Association, as Account Custodian, and the Collateral Agent, in form and substance satisfactory to the Lenders.

“JFL Documents” means the JFL Cash Collateral Agreement and the JFL Guaranty.

 “JFL Guaranty” means that certain Guaranty made by JFL, in form and substance satisfactory to the Lenders.

“Laws” means all applicable statutes, laws, ordinances, regulations, rules, orders, judgments, writs, injunctions or decrees of any state, commonwealth, nation, territory, possession, province, county, parish, town, township, village, municipality or Tribunal, and “Law” means each of the foregoing.

“Lenders” has the meaning ascribed to that term in the preamble to this Agreement and shall include any assignee of any Loan, Note or Commitment to the extent of such assignment.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Litigation” means any action, suit, proceeding, claim, lawsuit, arbitration and/or investigation conducted or threatened by or before any Tribunal.

“Loan Documents” means this Agreement, the Notes, the Guarantees, the JFL Documents and the Pledge and Security Agreement and all other documents, instruments or agreements executed and delivered by the Borrower, JFL or any Guarantor for the benefit of the Collateral Agent or any Lender in connection herewith.

“Loan Party” means the Borrower and each Guarantor.

“Loans” has the meaning ascribed to such term in Section 2.1(a).

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board, as in effect from time to time.

“Material Adverse Effect” means (i) a material adverse effect upon the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries, taken as a whole, (ii) a material adverse effect on the ability of any of Holdings or its Subsidiaries to execute, deliver and perform its obligations under the Loan Documents, on the ability of JFL to execute, deliver and perform its obligations under the JFL Documents or the other Loan Documents to which it is a party or on the legality, validity or enforceability of this Agreement or any other Loan Document or any Lien created thereunder, (iii) the impairment of the ability of Holdings and its Subsidiaries to perform, or the impairment of the ability of the Collateral Agent or the Lenders to enforce, the Obligations, or (iv) a material adverse effect on the issuance of debt or equity securities by Holdings or the Borrower.

“Material Contract” means any Contractual Obligation to which the Borrower or any Guarantor is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the earliest of (i) the consummation of the exchange contemplated by the Exchange Offer, (ii) August 1, 2003 and (iii) the date that all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Multiemployer Plan” means a Pension Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, (a) with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents (including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents other than the portion of any such deferred payment constituting interest) received by Holdings or any of its Subsidiaries from such Asset Sale net of (i) reasonable out-of-pocket expenses and fees relating to such Asset Sale, (ii) the amount of Indebtedness secured by a Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be and which is repaid in connection with such Asset Sale (other than Indebtedness arising under this Agreement) and (iii) net income taxes paid in connection with such Asset Sale, and, (b) with respect to any sale, issuance or transfer of Capital Stock (to the extent not constituting an Asset Sale) or the receipt by Holdings of a capital contribution, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by Holdings or any of its Subsidiaries from such sale, issuance or transfer or such capital contribution, net of (i) reasonable out-of-pocket expenses and fees relating to such sale, issuance or transfer or such capital contribution, (ii) transfer taxes paid or payable by Holdings or any of its Subsidiaries in connection therewith and (iii) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); provided that amounts due under clause (a) or (b) shall further be net of any Termination Fee paid in connection with the related prepayment of Loans.

“Notes” has the meaning ascribed to such term in Section 2.1(d).

“Notice of Borrowing” means a notice substantially in the form of Exhibit IV annexed hereto with respect to a proposed borrowing.

“Obligations” means all obligations of every nature of the Borrower and each Guarantor from time to time owed to the Lenders and the Collateral Agent under the Loan Documents, whether for principal, reimbursements, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnities or otherwise, and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Controller, the Treasurer, the Secretary or any Assistant Secretary of such Person.

“Officers’ Certificate” means, as applied to any corporation, a certificate executed on behalf of such corporation by two Officers; provided, however, that the Officers’ Certificate with respect to the compliance with the conditions precedent to the making of the Loans hereunder shall include (i) a statement that the officer or officers making or giving such Officers’ Certificate have read such conditions and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable the corporation to express an informed opinion as to whether or not such conditions have been complied with, and (iii) a statement as to whether, in the opinion of the signers, such conditions have been complied with.

“Operating Lease Obligations” means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

“Other Taxes” has the meaning ascribed to such term in Section 10.19.

“PBGC” means the Pension Benefit Guaranty Corporation, and any successor to all or any of the Pension Benefit Guaranty Corporation’s functions under ERISA.

“Pension Plan” means an employee pension benefit plan as defined in Section 3(2) of ERISA which is subject to the provisions of Title IV of ERISA and which is maintained for employees of Holdings, any Subsidiary or any member of the Controlled Group.

“Permitted Holders” means J.F. Lehman Equity Investors I L.P., the other members of JFL-EEC LLC, a Delaware limited liability company, and each of their Affiliates.

“Permitted Indebtedness” has the meaning ascribed to such term in Section 6.1.

“Permitted Investments” means:

(i)            Investments by Holdings or its Subsidiaries on the Closing Date described on Schedule E but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof unless such increase or modification can be independently justified under Section 6.3;

(ii)           Investments in cash and Cash Equivalents;

(iii)          (A) loans and advances, and commitments to make such loans and advances, to employees and officers of Holdings’ Subsidiaries in the ordinary course of business for bona fide business purposes described in Schedule E attached hereto, (B) loans and advances to employees and officers of Holdings’ Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $20,000 at any one time outstanding and (C) advances to employees and officers of Holdings’ Subsidiaries for moving, relocation and travel expenses, drawing accounts and similar expenditures in the ordinary course of business not in excess of $20,000 at any one time outstanding;

(iv)          Currency Agreements entered into in the ordinary course of Holdings’s or its Subsidiaries’ businesses and otherwise in compliance with this Agreement;

(v)           Investments, including without limitation debt obligations, in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(vi)          intercompany loans to the extent permitted under Section 6.1(e); and

(vii)         accounts receivable owing to any of Holdings or its Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of Holdings or any of its Subsidiaries, as the case may be.

“Permitted Liens” has the meaning ascribed to such term in Section 6.2.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Pledge and Security Agreement” means that certain Pledge and Security Agreement among the Loan Parties and the Collateral Agent, in form and substance satisfactory to the Lenders and substantially in the form of Exhibit II annexed hereto.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock or that is not Indebtedness that is convertible or exchangeable into Capital Stock.

“Release” means any spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, emitting, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any Facility, including without limitation the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

“Reportable Event” has the meaning set forth in Section 4043 of ERISA, but excluding any event for which the 30-day notice requirement has been waived by applicable regulations of the PBGC.

“Required Forms” has the meaning ascribed to such term in Section 10.19(f).

“Required Lenders” means Lenders holding in the aggregate more than (i) after the Loans are advanced, 80% of the outstanding principal amount of Loans, and (ii) prior to the Loans being advanced, 80% of the Commitments.

“Restricted Payment” has the meaning ascribed to such term in Section 6.3(a).

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to Holdings or a Subsidiary of any property, whether owned by Holdings or any Subsidiary at the Closing Date or later acquired, which has been or is to be sold or transferred by Holdings or such Subsidiary to any Person.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended, and any successor statute or statutes thereto.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of the Borrower, substantially in the form of Exhibit VII.

“Solvent” means, with respect to the Borrower, that as of the date of determination both (i) (a) the sum of the Borrower’s debt (including contingent liabilities) does not exceed the present fair saleable value of the Borrower’s present assets; (b) the Borrower’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) the Borrower has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) the Borrower is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

“Subordinated Indebtedness” means Indebtedness of the Borrower or any Guarantor which is expressly subordinated in right of payment to the Loans or the Guarantee of such Guarantor, as the case may be.

“Subsidiary,” means, with respect to any Person, (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person, (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person, and (iii) any other Person of which a majority in equity interests (in terms of economic ownership) are owned, directly or indirectly, by such Person.  Unless otherwise specified, all references to a “Subsidiary” shall mean a Subsidiary of Holdings.

“Take-Out Facility” means a debt facility entered into by the Borrower and/or Holdings on terms satisfactory in all respects to the Lenders in their sole and absolute discretion, the proceeds of which shall be used to repay the Loans.

“Tax Payments” has the meaning ascribed to such term in Section 6.3(b).

“Taxes” means all taxes, assessments, fees, levies, imposts, duties, penalties, deductions, liabilities, withholdings or other charges of any nature whatsoever, including interest, penalties and additions to tax.

“Termination Fee” has the meaning ascribed to such term in Section 2.3(b).

“Tribunal” means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency, authority or instrumentality of the United States or any state, province, commonwealth, nation, territory, possession, county, parish, town, township, village or municipality, whether now or hereafter constituted and/or existing.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“U.S. Legal Tender” means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding Capital Stock is owned by such Person or any Wholly Owned Subsidiary of such Person.  Unless otherwise specified, all references to a “Wholly Owned Subsidiary” shall mean a Wholly Owned Subsidiary of Holdings.

1.2           Accounting Terms.     For the purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

1.3           Other Definitional Provisions.     Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.  Except as otherwise provided herein, where any provision in this Agreement refers to a specific agreement, contract or document, such provision shall be construed to refer to such agreement, contract or document as it may be amended, restated, supplemented or otherwise modified from time to time.  The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statements, term or matter.  Except as otherwise specified, all references herein to Sections, Exhibits and Schedules shall refer to Sections, Exhibits and Schedules of this Agreement.

SECTION 2.                            AMOUNT AND TERMS OF COMMITMENT AND LOANS; NOTES

2.1           Loans and Notes.

(a)           Commitment.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Loan Parties set forth herein, the Lenders hereby agree to lend to the Borrower on the Closing Date an aggregate amount of up to $25,000,000 (the “Loans”), each such Lender committing to lend the amount set forth next to such Lender’s name on the signature pages hereto; provided that the Closing Date must occur no later than April 17, 2003, and the Loans shall be in an aggregate amount of not greater than the lesser of (i) $25,000,000 and (ii) the amount of available Commitments (as defined below) on the Closing Date.  The Lenders’ commitments to make the Loans to the Borrower pursuant to this Section 2.1(a) are herein called, individually, the “Commitment” and collectively, the “Commitments.”

(b)           Notice of Borrowing.  When the Borrower desires to borrow under this Section 2.1, it shall deliver to the Lenders a Notice of Borrowing no later than 11:00 a.m. (New York time), at least two (2) Business Days in advance of the date of the proposed Closing Date or such other date as shall be agreed to by the Lenders.  The Notice of Borrowing shall specify the proposed Closing Date (which shall be a Business Day).  Each Lender’s share of the Loan shall be determined by reference to the quotient of such Lender’s unfunded Commitment, divided by the aggregate amount of all unfunded Commitments.  All Loans shall be funded on a pro rata basis by the Lenders as aforesaid.

(c)           Disbursement of Funds.  On the Closing Date, each Lender will make available its pro rata share of the Loan requested to be made on such date in U.S. dollars, by wire transfer, to the account designated by the Borrower.

(d)           Notes.  The Borrower shall execute and deliver to each Lender on the Closing Date a Note, dated the Closing Date and having a principal amount equal to the Loans advanced by such Lender, substantially in the form of Exhibit I annexed hereto (the “Notes”).

(e)           Scheduled Payment of the Loans.  The Borrower shall pay in full the outstanding amount of the Loans and all other Obligations owing hereunder, including, without limitation, the Termination Fee, no later than the Maturity Date; provided that if the Loans have not been previously repaid in full on or prior to the consummation of the exchange contemplated by the Exchange Offer, the Loans held by each Lender shall be exchanged on the date of the consummation of such exchange for Exchange Loans having the terms set forth in the summary of principal terms attached hereto as Exhibit VIII.

(f)            Termination of Commitment.  The Commitments hereunder shall terminate on April 17, 2003, if the Loans are not made on or before such date.  All Commitments not utilized on the Closing Date shall immediately terminate.

(g)           Pro Rata Borrowings.  The Loans made under this Agreement shall be made by the Lenders pro rata on the basis of their respective Commitments.

2.2           Interest on the Loans.

(a)           Rate of Interest; Interest Payments.  The Loans shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by prepayment, acceleration or otherwise) at a rate of ten percent (10.00%) per annum.  Interest shall be payable in arrears on the last day of each month and upon any prepayment of the Loans (to the extent accrued on the amount being prepaid) and at maturity of the Loans; provided that if any month would end on a day other than a Business Day, interest shall be payable on the on the immediately preceding Business Day.

(b)           Default Rate.  At any time that an Event of Default has occurred and is continuing, all Loans and other Obligations shall bear interest payable upon demand at a rate of 13.00% per annum.

(c)           Computation of Interest.  Interest on the Loans shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which it accrues.  In computing interest on the Loans, the date of the making of the Loans shall be included, and the date of payment shall be excluded.

2.3           Fees.

(a)           Funding Fee.  On the Closing Date, the Borrower agrees to pay to the Lenders (on a pro rata basis, according to each Lender’s Commitment) a non-refundable funding fee in an aggregate amount equal to $500,000.

(b)           Termination Fee.  On the date of any repayment or prepayment of the Loans (whether by acceleration or otherwise), the Borrower agrees to pay to the Lenders (on a pro rata basis, according to the outstanding principal amount of the Loans of such Lender) a non-refundable termination fee in an aggregate amount equal to 2.00% of the outstanding principal amount repaid or prepaid, as applicable (the “Termination Fee”); provided that, for the avoidance of doubt, on the Maturity Date the Termination Fee payable shall equal 2.00% of the principal amount of the Loans then outstanding (immediately prior to any payment on such date).

2.4           Prepayments and Reductions in the Commitment.

(a)           Voluntary Prepayments.  The Borrower at its option may, upon at least one (1) day’s written notice to the Lenders, prepay all or any part of the principal amount of outstanding Loans at a redemption price equal to 100% of the principal amount of the Loans so prepaid plus the applicable Termination Fee, together with accrued interest through the date of prepayment. Loans so prepaid may not be reborrowed.

(b)           Mandatory Prepayments.

(i)            Prepayments from Asset Sales.  The Borrower shall prepay Loans with the Net Cash Proceeds of any Asset Sale occurring after the Closing Date on a date not later than the third (3rd) Business Day next succeeding the date of consummation of such Asset Sale or, in the case of that portion of the purchase price which is deferred, the date of receipt of such Net Cash Proceeds, whichever is later.  The amount of Loans so prepaid shall equal the amount of such Net Cash Proceeds.  Concurrently with the consummation of an Asset Sale, the Borrower shall deliver to the Lenders an Officers’ Certificate demonstrating the derivation of Net Cash Proceeds from the gross sales price of such Asset Sale.

(ii)           Prepayments from Incurrence of Indebtedness.  Concurrently with the Incurrence by Holdings or any of its Subsidiaries of any Indebtedness not permitted under Section 6.1, the Borrower shall prepay the Loans in a principal amount equal to the principal amount of such Indebtedness so Incurred (net of the Termination Fee paid in connection therewith and any reasonable out-of-pocket fees and expenses paid by Holdings and its Subsidiaries in connection with such Incurrence).

(iii)          Notice.  The Borrower shall notify the Lenders of any prepayment to be made pursuant to this Section 2.4(b) at least two Business Days prior to such prepayment date (unless shorter notice is satisfactory to the Required Lenders).

(c)           Borrower’s Mandatory Prepayment Obligation; Application of Prepayments.  All prepayments shall include: (i) payment of accrued interest on the principal amount so prepaid (which shall be applied to payment of interest before application to principal) and (ii) the applicable Termination Fee.  Loans so prepaid may not be reborrowed.

(d)           Manner and Time of Payment.  All payments of principal, interest and other Obligations hereunder and under the other Loan Documents shall be made without defense, set-off or counterclaim and in immediately available funds and delivered to each applicable Lender, unless otherwise specified, not later than 12:00 Noon (New York time) on the date due to such account as the applicable Lender shall have notified the Borrower; funds received by any Lender after that time shall be deemed to have been paid by the Borrower on the next succeeding Business Day.  All payments of any Obligations to be made hereunder or under any other Loan Document by the Borrower or any other obligor with respect thereto shall be made solely in U.S. Legal Tender.

(e)           Payments on Non-Business Days.  Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, the payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or under the Notes or of the commitment and other fees hereunder, as the case may be.

(f)            Notation of Payment.  Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), such Lender will make a notation thereon of all principal payments previously made thereon and of the date to which interest thereon has been paid and will notify the Borrower of the name and address of the transferee of that Note; provided, however, that the failure to make (or any error in the making of) such a notation or to notify the Borrower of the name and address of such transferee shall not limit or otherwise affect the obligation of the Borrower hereunder or under such Notes with respect to the Loans and payments of principal or interest on any such Note.

2.5           Use of Proceeds.

(a)           Loans.  The proceeds of the Loans shall be used by the Borrower: (i) to repay existing indebtedness in respect of the Existing Credit Facilities (which amounts shall not exceed $15,000,000 in the case of the term loan facility thereunder or $6,000,000 million in the case of the revolving credit facility thereunder, plus (in each case) accrued and unpaid interest thereon), (ii) to pay an anniversary fee in an amount not to exceed $250,000 under the Existing Credit Facilities in satisfaction in full of all prepayment obligations or other penalties owing to the lenders under the Existing Credit Facilities, (iii) to pay the fees due on the Closing Date to the Lenders, (iv) to pay reasonable and documented fees and expenses in connection with the foregoing and the negotiation and execution of the Loan Documents and the Exchange Agreement and transactions relating thereto up to and including the Closing Date, in an aggregate amount not to exceed $590,000, and (v) for general corporate purposes.

(b)           Margin Regulations.  No portion of the proceeds of any borrowing under this Agreement shall be used by the Borrower in any manner which might cause the borrowing or the application of such proceeds to violate the applicable requirements of Regulation T, Regulation U or Regulation X of the Board or any other regulation of the Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

SECTION 3.                            CONDITIONS

3.1           Conditions to Loans.  The obligation of the Lenders to make the Loans is subject to the prior or concurrent satisfaction of each of the following conditions:

(a)           On or before the Closing Date, all corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Lenders, and the Lenders or their counsel shall have received on behalf of the Lenders the following items, each of which shall be in form and substance satisfactory to the Lenders and, unless otherwise noted, dated the Closing Date:

(i)            a certified copy of the each Loan Party’s charter, together with a certificate of status, compliance, good standing or like certificate with respect to each Loan Party issued by the appropriate government officials of the jurisdiction of its incorporation and of each jurisdiction in which it owns any material assets or carries on any material business, each to be dated a recent date prior to the Closing Date;

(ii)           a copy of each Loan Party’s by-laws, certified as of the Closing Date by its Secretary or one of its Assistant Secretaries;

(iii)          resolutions of each Loan Party’s Board of Directors approving and authorizing the execution, delivery and performance of each of this Agreement, each of the other Loan Documents to which it is a party and any other documents, instruments and certificates required to be executed by such Loan Party in connection herewith and therewith and (in the case of the Borrower)

approving and authorizing the execution, delivery and payment of the Notes, each certified as of the Closing Date by one of its Officers as being in full force and effect without modification or amendment;

(iv)          signature and incumbency certificates of each Loan Party’s officers executing the Loan Documents to which it is a party;

(v)           executed copies of this Agreement and the Notes substantially in the form of Exhibit I annexed hereto executed in accordance with Section 2.1(d) drawn to the order of the Lenders and with appropriate insertions;

(vi)          an originally executed Notice of Borrowing substantially in the form of Exhibit IV annexed hereto, signed by the President or a Vice President of the Borrower on behalf of the Borrower and delivered to the Lenders;

(vii)         originally executed copies of one or more favorable written opinions of (A) Gibson, Dunn & Crutcher LLP, counsel for the Loan Parties and JFL, substantially in the form of Exhibit V annexed hereto (or otherwise in form and substance satisfactory to the Lenders) and addressed to the Lenders and the Collateral Agent, and (B) such other opinions of counsel and such certificates or opinions of accountants, appraisers or other professionals as the Lenders shall have requested;

(viii)        a Solvency Certificate executed by the chief financial officer of the Borrower;

(ix)           originally executed copies of the Pledge and Security Agreement, executed and delivered by each Loan Party, dated as of the Closing Date, substantially in the form of Exhibit II annexed hereto;

(x)            certificates representing the Capital Stock of each entity pledged pursuant to the Pledge and Security Agreement (which certificates shall be accompanied by irrevocable, undated stock powers, duly endorsed in blank and otherwise satisfactory in all respects to the Lenders);

(xi)           a completed Collateral Questionnaire dated the Closing Date and executed by an Officer of each Loan Party;

(xii)          (A) the results of a recent search, by a Person satisfactory to the Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any each Loan Party in the jurisdictions specified by the Collateral Agent, together with copies of all such filings disclosed by such search, (B) an executed “pay-off” letter with respect to the debt under the Existing Credit Facilities satisfactory in all respects to the Lenders and (C) UCC termination statements (or similar documents) for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);

(xiii)         evidence that each Loan Party and JFL shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Lenders;

(xiv)        a certificate from the Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.4 is in full force and effect and that the Collateral Agent has been named as additional insured and loss payee thereunder to the extent required under Section 5.4; and

(xv)         resolutions of the Board of Directors or similar governing body of JFL and its General Partner, in each case approving and authorizing the execution, delivery and performance of each of the Loan Documents to which JFL is a party and any other documents, instruments and certificates required to be executed by JFL in connection therewith, each certified as of the Closing Date by one of its Officers as being in full force and effect without modification or amendment;

(xvi)        signature and incumbency certificates of JFL’s officers executing the Loan Documents to which it is a party;

(xvii)       originally executed copies of the JFL Guaranty and the JFL Cash Collateral Agreement, executed and delivered by JFL, dated as of the Closing Date; and

(xviii)      all such counterpart originals or certified copies of such other documents, instruments, certificates and opinions as the Lenders may reasonably request.

(b)           The Lenders shall be satisfied that neither Holdings nor any of its Subsidiaries has paid any amendment, waiver, consent or other fee or any administrative changes or increased interest payments to the lenders or agents for any purpose under the Existing Credit Facilities since December 31, 2002 except, in each case, as acceptable to the Lenders and disclosed to the Lenders in writing prior to the Closing Date.

(c)           The Lenders shall have received and be satisfied in all respects with a fully executed copy of the Exchange Agreement and all opinions, documents and certificates delivered in connection therewith.

(d)           The Lenders shall have completed, and be satisfied with the results of, due diligence investigations of Holdings and its Subsidiaries relating to incurrence of the Loans under the Loan Documents.

(e)           The corporate, tax, capital and ownership structure (including articles of incorporation and by-laws), shareholders agreements and management of Holdings and its Subsidiaries shall be satisfactory to the Lenders in all respects.

(f)            The Collateral Agent, for the benefit of the Lenders, shall have been granted first priority perfected liens to the extent required and described in the Loan Documents and shall have received such other reports, documents and agreements as are customarily delivered in connection with similar secured transactions or as the Lenders shall have deemed appropriate.

(g)           Each Loan Party and JFL shall have received all governmental, shareholder and third party consents and approvals necessary or desirable in connection with the financings and other transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any competent authority that could restrain, prevent or impose any materially adverse conditions on the financings and other transactions contemplated hereby, and no such Law or regulation shall be applicable which in the reasonable judgment of any Lender could have any such effect.

(h)           The Lenders shall have received (i) consolidated and consolidating pro forma balance sheet of Holdings and its Subsidiaries as of March 31, 2003, (ii) consolidated and consolidating income statements of Holdings and its Subsidiaries as of March 31, 2003, and (iii) projected financial statements (including balance sheets and statements of operations, stockholders’ equity and cash flows of Holdings and its Subsidiaries) for the fiscal quarters ending June 30, 2003, September 30, 2003 and December 27, 2003, and such balance sheets, income statements and projections shall be satisfactory in all respects to the Lenders.

(i)            The Lenders shall have received consolidated financial statements of Holdings, including balance sheets and income and cash flow statements as of the end of and for the fiscal years ending December 29, 2001 and December 28, 2002, audited by the Auditors and prepared in conformity with GAAP, together with the Auditor’s report thereon satisfactory in all respects to the Lenders, and all such financial statements shall be satisfactory in all respects to the Lenders (or, in the case of the Auditor’s report relating to the financial statements for the fiscal year ending December 28, 2002, a draft of such Auditor’s report thereon satisfactory in all respects to the Lenders, and the Lenders shall have had, and be satisfied in all respects with, discussions with the Auditor regarding the content and delivery thereof).

(j)            No event or occurrence shall have occurred which has resulted or could reasonably be expected to result in a Material Adverse Effect since December 28, 2002 or in the facts and information as represented to date (other than failure by Holdings to deliver the report due under Sections 7.01(a)(ii) and 7.01(a)(xiv) of the Existing Financing Agreement and the failure by Holdings to deliver the notices of default relating to the foregoing under Section 7.01(a)(ix) of the Existing Financing Agreement, all of which has been disclosed to the Lenders).

(k)           There shall be no action, suit, investigation, claim, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that (x) purports to affect the Loans or the Notes or the other Loan Documents or (y) that has had or could reasonably be expected to have or result in a Material Adverse Effect.

(l)            As of the Closing Date, Holdings and its Subsidiaries shall have no outstanding Indebtedness (except for Indebtedness described on Schedule B annexed hereto) and shall have terminated any commitments to lend or make other extensions of credit under the Existing Credit Facilities.  Any and all security interests in the assets of Holdings and its Subsidiaries granted in favor of holders of Indebtedness (other than Permitted Liens) shall have been terminated.

(m)          On or before the Closing Date, the Borrower shall have paid to the Lenders and the Collateral Agent (i) all fees payable under Section 2.3(a) and (ii) the fees and expenses incurred by the Lenders and the Collateral Agent in connection with the negotiation, preparation, execution and delivery of the Loan Documents and the transactions related thereto (including the reasonable legal fees and out-of-pocket expenses of counsel to the Lenders and the Collateral Agent).

(n)           On or before the Closing Date, each Loan Party shall have performed all agreements which this Agreement provides shall be performed on or before the Closing Date.

(o)           On or before the Closing Date, the Borrower shall have delivered to the Lenders an Officers’ Certificate from the Borrower in form and substance satisfactory to the Lenders, certifying as to the matters specified in Sections 3.1(n), 3.1(p) and 3.1(q) and that the other conditions set forth in this Section 3.1 are satisfied on and as of the Closing Date.

(p)           The representations and warranties in Section 4 are true, correct and complete in all respects (with respect to representations and warranties qualified by materiality or Material Adverse Effect) and in all material respects (with respect to all other representations and warranties) on and as of the Closing Date to the same extent as though made on and as of that date.

(q)           No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by the Notice of Borrowing which would constitute a Default or Event of Default.

(r)            The making of the Loans in the manner contemplated in this Agreement shall not violate the applicable provisions of Regulation T, U or X of the Board or any other regulation of the Board.

(s)           U.S. Bank National Association, in its capacity as the account custodian on behalf of the Collateral Agent under the JFL Cash Collateral Agreement, shall have received from JFL an amount equal to at least $4,800,000 in immediately available funds in the Account (as defined in, and in accordance with the terms of, the JFL Cash Collateral Agreement).

SECTION 4.                            REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans, each Loan Party represents and warrants to the Lenders that, at the time of execution hereof and on the Closing Date, the following statements are true, correct and complete:

4.1           Organization and Good Standing.  Each of Holdings and its Subsidiaries is duly organized and existing and in good standing under the Laws of its jurisdiction of organization.  Each of Holdings and its Subsidiaries has the requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted and is duly qualified as a foreign organization and in good standing in all jurisdictions in which it is doing business, except where failure to be so qualified or in good standing, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.2           Authorization and Power.  Each of Holdings and its Subsidiaries, to the extent a party thereto, has the requisite power and authority, and has taken all action necessary, to execute, deliver and perform its obligations under the Loan Documents and, in the case of the Borrower, to issue the Notes.

4.3           No Conflicts or Consents.

(a)           The execution and delivery of the Loan Documents, the consummation of each of the transactions here contemplated hereby or thereby, the compliance with each of the terms and provisions hereof or thereof, and the issuance, delivery and performance of the Notes, do not and will not (i) violate any provision of any Law or any governmental rule or regulation applicable to any of Holdings and its Subsidiaries, the Certificate or Articles of Incorporation or By-laws or other organizational documents of any of them or any order, judgment or decree of any court or other agency of government binding on any of them, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any of Holdings or its Subsidiaries, except for those conflicts, breaches or defaults which would not result in a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any of Holdings or its Subsidiaries except for Liens created pursuant to the Loan Documents, (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of any of Holdings or its Subsidiaries except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

(b)           No consent, approval, authorization or order of any Tribunal or other Person is required in connection with the execution and delivery by Holdings or any of its Subsidiaries, to the extent a party thereto, of any of the Loan Documents or the consummation of the transactions contemplated hereby or thereby, other than any such consent, approval, authorization or order which has been obtained and remains in full force and effect.

4.4           Enforceable Obligations.    Each of the Loan Documents and each other document or instrument to be delivered in connection therewith has been duly authorized; each of the Loan Documents and each other document or instrument to be delivered in connection therewith to be executed and delivered on or prior to the Closing Date has been duly executed and delivered by Holdings and each of its Subsidiaries that are a party thereto; and each of the Loan Documents and each other document or instrument to be delivered in connection therewith to be executed and delivered on or prior to the Closing Date is, and each of the Loan Documents to be executed and delivered after the Closing Date will be, upon such execution and delivery, the legal, valid and binding obligations of Holdings and each such Subsidiary (to the extent a party thereto), enforceable in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.5           Properties; Liens.  Each of Holdings and its Subsidiaries has good, sufficient and legal title to all their respective properties and assets, and all properties held under lease by any of them are held under valid, subsisting and enforceable leases, and none of Holdings or its Subsidiaries is in default under any lease, except in each case for such defects or defaults that, singly or in the aggregate, would not have a Material Adverse Effect.  Except for Permitted Liens, all such properties and assets owned or leased are so owned or leased free and clear of Liens.

4.6           Financial Condition.

(a)           The Financial Statements of Holdings and its Subsidiaries for the three-year period ended December 28, 2002, copies of which have been delivered to the Lenders, have been prepared from, and are consistent with, the books and records of Holdings and its Subsidiaries and fairly present the consolidated financial position of Holdings and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of Holdings and its Subsidiaries for the periods then ended.  Except as disclosed on Schedule F, neither Holdings nor any of its Subsidiaries had at December 28, 2002, any material contingent liabilities, liabilities for Taxes or long-term leases, unusual forward or long-term commitments or unrealized or unanticipated losses from any unfavorable commitments which are not reflected or reserved against in the foregoing Financial Statements or in the notes thereto.  No events or developments which have had or could reasonably be expected to have a Material Adverse Effect have occurred since December 28, 2002 (other than failure by Holdings to deliver the report due under Sections 7.01(a)(ii) and 7.01(a)(xiv) of the Existing Financing Agreement and the failure by Holdings to deliver the notices of default relating to the foregoing under Section 7.01(a)(ix) of the Existing Financing Agreement, all of which has been disclosed to the Lenders).

(b)           The pro forma balance sheet of Holdings and its Subsidiaries as of March 31, 2003, a copy of which has heretofore been furnished to the Lenders, fairly presents the estimated consolidated opening balance sheet of Holdings and its Subsidiaries assuming the Loans had been made as of March 31, 2003, and the financial condition of Holdings on the Closing Date does not differ in any material respect from the information therein set forth.

(c)           Upon giving effect to the Loans and the restructuring contemplated by the Exchange Agreement, the Borrower will be Solvent.

4.7           Full Disclosure.    The financial projections (including, without limitation, the pro forma financial statements included therewith) heretofore furnished to the Lenders by Holdings were prepared by or under the direction of an officer of Holdings and were prepared in good faith on the basis of information and assumptions that Holdings believed to be fair, adequate and reasonable as of the date of such information, and which assumptions are believed to be fair and reasonable as of the date hereof (it being understood that projections by their nature involve approximations and uncertainties and that actual future results may differ materially from those projected).  All other factual information heretofore or contemporaneously furnished in writing by or on behalf of Holdings or any of its Subsidiaries to the Collateral Agent or the Lenders for purposes of or in connection with this Agreement, when taken together with Holdings’ filings with the Securities and Exchange Commission, does not contain any untrue statement of a material fact or omit to state any material fact necessary to keep the statements contained herein or therein, in light of circumstances under which they were made, from being misleading.  No fact is known, no condition exists nor has any event occurred which has not been disclosed herein or in any other document, certificate or statement furnished to the Collateral Agent or the Lenders for use in the transactions contemplated hereby (including Holdings’ filings with the Securities and Exchange Commission) which, singly or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

4.8           No Default.    No event has occurred and is continuing which constitutes a Default or an Event of Default.

4.9           Compliance with Contracts, Etc.    None of Holdings or any of its Subsidiaries is in violation of (i) its certificate of incorporation, by-laws or other organizational documents, (ii) any material provision of any applicable Law, ordinance, administrative or governmental rule or regulation, or (iii) any order, decree or judgment of any Tribunal having jurisdiction over any of them; no event of default or event that but for the giving of notice or the lapse of time, or both, would constitute an event of default exists under any material Contractual Obligation of Holdings or any of its Subsidiaries.

4.10         No Litigation.  There is no Litigation pending or, to the best knowledge of Holdings, threatened, by, against, or which may (a) affect any benefit plan of Holdings or any of its Subsidiaries or any fiduciary or administrator thereof, (b) relate to or affect Holdings or any of its Subsidiaries which, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (c) relate to or affect this Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby.  There are no outstanding injunctions or restraining orders prohibiting consummation of any of the transactions contemplated by the Loan Documents.  There are no unsatisfied judgments against Holdings or any of its Subsidiaries or any of their respective businesses or activities in excess of $20,000.

4.11         Use of Proceeds; Margin Stock, Etc.   The proceeds of the Loans will be used solely for the purposes specified herein.  None of such proceeds will be used for the purpose of purchasing or carrying any Margin Stock within the meaning of the applicable provisions of Regulation T, U or X of the Board, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry Margin Stock or for any other purpose which might cause this transaction to constitute a “purpose credit” within the meaning of the applicable provisions of Regulation T, U or X of the Board.  Neither Holdings nor any of its Subsidiaries has taken or will take any action which might cause any of the Loan Documents to violate the applicable provisions of Regulation T, U or X, or any other regulation of the Board.

4.12         Taxes.  All Tax returns required to be filed by Holdings and each of its Subsidiaries have been filed and all such returns are true, complete, and correct in all material respects.  All Taxes that are due or claimed to be due from Holdings and each of its Subsidiaries have been paid other than those (i) currently payable without penalty or interest or (ii) being contested in good faith and by appropriate proceedings and for which, in the case of both clauses (i) and (ii), adequate reserves have been established on the books and records of Holdings and its Subsidiaries in accordance with GAAP.  There are no proposed Tax assessments against Holdings or any of its Subsidiaries.  To the best knowledge and belief of Holdings, the accruals and reserves on the books and records of Holdings and its Subsidiaries in respect of any Tax liability for any Taxable period not finally determined are adequate to meet any assessments of Tax for any such period.

4.13         ERISA.

(a)           Holdings, each Subsidiary and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of the Internal Revenue Code and ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan.

(b)           No ERISA Events have occurred or are reasonably expected to occur which individually or in the aggregate resulted in or might reasonably be expected to result in a liability of Holdings or any Subsidiary or any of their respective ERISA Affiliates in excess of $20,000 during the term of this Agreement.

(c)           Except to the extent required under Section 4980B of the Internal Revenue Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees of Holdings or any Subsidiary or any of their respective ERISA Affiliates.

(d)           In accordance with the most recent actuarial valuations, the Amount of Unfunded Benefit Liabilities individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans which have a negative Amount of Unfunded Benefit Liabilities), does not exceed $20,000.

4.14         Government Regulation.  Neither Holdings nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940, the Interstate Commerce Act (as any of the preceding acts have been amended) or other Law which regulates the Incurrence by Holdings or any of its Subsidiaries of Indebtedness, including, but not limited to, Laws relating to common carriers or the sale of electricity, gas, steam, water or other public utility services.

4.15         Capital Structure and Subsidiaries.  Neither Holdings nor any of its Subsidiaries has any interest in any Person other than the Subsidiaries set forth on Schedule A and other Investments as set forth on Schedule E attached hereto, and Holdings and its Subsidiaries will own, free and clear of all Liens, claims or restrictions on voting or transfer (other than Permitted Liens, interests described on Schedule D attached hereto or as otherwise permitted by this Agreement), 100% of all classes of outstanding Capital Stock of each of the entities set forth on such Schedule A, except as specified on Schedule A.  All of the issued and outstanding shares of Capital Stock of Holdings and of each of its Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and none of such Capital Stock constitutes Margin Stock.  Except as set forth on Schedule A, neither Holdings nor any of its Subsidiaries has granted or issued, or has agreed to grant or issue, any puts, calls or other similar rights to any Person obligating Holdings or any of its Subsidiaries to purchase or redeem any Capital Stock or any options, warrants or similar rights to any Person to acquire any shares of, or other Securities convertible into, Holdings’s or any of its Subsidiaries’ Capital Stock other than stock options or phantom equity rights granted to directors, officers and employees in the ordinary course of business.

4.16         Environmental Matters.   Except as set forth in Schedule C annexed hereto:

(a)           the operations of each of Holdings and its Subsidiaries (including, without limitation, all operations and conditions at or in the Facilities) comply with all Environmental Laws except for any such noncompliance which would not reasonably be expected to have a Material Adverse Effect;

(b)           to Holdings’s knowledge, there are no Environmental Laws, including such Laws which have been formally proposed for public comment, which would reasonably be expected to result in material expenditures by Holdings or any of its Subsidiaries, and no such Environmental Laws would reasonably be expected to interfere in any way with current or projected operations of Holdings or any of its Subsidiaries, in each case except for such of the foregoing which would not reasonably be expected to have a Material Adverse Effect;

(c)           each of Holdings and its Subsidiaries has obtained all permits under Environmental Laws necessary to their respective operations, and all such permits are in full force and effect, and each of Holdings and its Subsidiaries is in compliance with the terms and conditions of such permits except for any such failure to obtain, maintain or comply which would not reasonably be expected to have a Material Adverse Effect;

(d)           none of Holdings or its Subsidiaries has received (a) a written Environmental Claim except for an Environmental Claim which would not reasonably be expected to have a Material Adverse Effect or (b) any request for information under Section 104 of CERCLA or comparable foreign or state laws regarding any matter which could reasonably be expected to result in a Material Adverse Effect;

(e)           none of Holdings or its Subsidiaries is involved in any investigation, response or corrective action relating to or in connection with any Hazardous Materials at any Facility or at any other location except for such of the foregoing which would not reasonably be expected to have a Material Adverse Effect;

(f)            none of Holdings or its Subsidiaries or any Facilities are subject to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws which if adversely determined could reasonably be expected to have a Material Adverse Effect;

(g)           none of Holdings or its Subsidiaries or any of their respective operations or any Facilities are subject to any outstanding written order, decree or agreement with any governmental authority or private party relating to (i) any actual or potential violation of or liability under Environmental Laws or (ii) any Environmental Claims except for such of the foregoing which would not reasonably be expected to have a Material Adverse Effect;

(h)           none of Holdings or its Subsidiaries has assumed by contract, law or otherwise any obligation or liability under any Environmental Law except for such of the foregoing which would not reasonably be expected to have a Material Adverse Effect;

(i)            none of Holdings or its Subsidiaries or, to the best of Holdings’s knowledge, any predecessor of any of Holdings or its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent except for such notices which would not reasonably be expected to have a Material Adverse Effect;

(j)            no Facilities are listed or proposed for listing on the National Priorities List under CERCLA or listed on the Comprehensive Environmental Response, Compensation and Liability Information System List promulgated pursuant to CERCLA, or included on any similar list maintained by any governmental authority except in each case for such of the foregoing which would not reasonably be expected to have a Material Adverse Effect;

(k)           no Hazardous Materials exist on, under or about any Facility in a manner that would reasonably be expected to give rise to an Environmental Claim having a Material Adverse Effect, and none of Holdings or its Subsidiaries has filed any notice or report of a Release of any Hazardous Materials that would reasonably be expected to give rise to an Environmental Claim having a Material Adverse Effect;

(l)            none of Holdings or its Subsidiaries or, to the best of Holdings’s knowledge, any of their respective predecessors has disposed of, or arranged for the disposal or treatment of, any Hazardous Materials in a manner or at any Facility or other location that would reasonably be expected to give rise to an Environmental Claim having a Material Adverse Effect;

(m)          no underground storage tanks, landfills or surface impoundments are on, at or under any Facility except in each case for such of the foregoing which would not reasonably be expected to have a Material Adverse Effect; and

(n)           no Lien in favor of any Person relating to or in connection with any Environmental Claim has been filed or has been attached to any Facility or other assets of Holdings or any of its Subsidiaries except for any such Lien which would not reasonably be expected to have a Material Adverse Effect.

Notwithstanding anything in this Section 4.16 to the contrary, there are no past or present events, conditions, circumstances or activities, including, without limitation, any matter disclosed on Schedule C annexed hereto, which may interfere with compliance by Holdings or its Subsidiaries with any Environmental Law, or which may give rise to any liability under any Environmental Law which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

4.17         Insurance.  Holdings and its Subsidiaries carry or are entitled to the benefits of insurance (including self-insurance) in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar businesses, and all such insurance is (and will be immediately after the Loans) in full force and effect.

4.18         Labor Matters.  No labor disturbance by the employees of Holdings or any of its Subsidiaries exists or, to the best knowledge of Holdings, is threatened, and Holdings is not aware of any existing or imminent labor disturbance by the employees of Holdings’s or its Subsidiaries’ principal suppliers, manufacturers or customers that could, singly or in the aggregate, have a Material Adverse Effect.

4.19         Broker’s or Finder’s Fees.  No broker’s or finder’s fees or commissions will be payable by Holdings or any of its Subsidiaries with respect to any transaction contemplated hereby and no similar fees or commissions will be payable by Holdings or any of its Subsidiaries for any other services rendered to Holdings or any of its Subsidiaries in connection with the transactions contemplated hereby and thereby.  Holdings represents, warrants, covenants and agrees that the Borrower will indemnify the Lenders against, and hold each of them completely harmless from and against, any and all claims, demands or liabilities for broker’s or finder’s fees or similar fees or commissions asserted to have been incurred in connection with any of the transactions contemplated hereby.

4.20         Operation of Business.  From December 28, 2002, each of Holdings and its Subsidiaries shall have operated its business in the ordinary course.

4.21         Existing Credit Facilities Matters.  Neither Holdings nor any of its Subsidiaries has paid any amendment, waiver, consent or other fee or any administrative changes or increased interest payments to the lenders or agents for any purpose under the Existing Credit Facilities since December 31, 2002 except, in each case, as acceptable to the Lenders and disclosed to the Lenders in writing prior to the Closing Date.

4.22         Outstanding Payables.  After giving effect to payments to be made on the Closing Date as permitted hereunder, no amounts remain outstanding and payable by Holdings or the Borrower to any outside counsel, Joseph Stroud or other professional advisors (other than accountants).

SECTION 4A.                   REPRESENTATIONS AND WARRANTIES OF THE LENDERS

Each of the Lenders represents and warrants to the Borrower that, on the Closing Date, the following statements are true, correct and complete:

4A.1  Accredited Investor. Such Lender is an institutional “accredited investor” within the meaning of Regulation D of the Securities Act and the Notes to be acquired by it pursuant to this Agreement are being acquired for its own account and without a view to, or for resale in connection with, any distribution thereof or any interest therein; provided that the provisions of this Section shall not prejudice such Lender’s right at all times to sell or otherwise dispose of all or any part of the Notes so acquired pursuant to the terms of this Agreement, a registration under the Securities Act or an exemption from such registration available under the Securities Act.

4A.2  Knowledge and Experience.  Such Lender has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Notes, such Lender is capable of bearing the economic risks of such investment and such Lender has had the opportunity to conduct its own due diligence investigation in relation to its making of the Loans and the acquisition of the Notes hereunder.

4A.3  Source of Funds.  No part of the funds used by such Lender to make the Loans hereunder constitutes assets of any “plan” (as defined in Section 4975 of the Internal Revenue Code).

SECTION 5.                            AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that, until the Loans and the Notes and all other amounts due under this Agreement have been indefeasibly paid in full in cash and all Commitments have terminated, it shall fully and timely perform all covenants in this Section 5 required to be performed by it.

5.1           Financial Statements and Other Reports.  Holdings will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with GAAP.  Holdings shall timely deliver to the Lenders the information listed below in paragraphs (a) through (d) and shall timely give the Lenders the notices listed below in paragraphs (e) through (i):

(a)           Annual Financial Statements.  As soon as available, but not later than 90 days after each Fiscal Year end (other than the Fiscal Year ended December 28, 2002):  (i) the annual audited Financial Statements of Holdings and its Subsidiaries; (ii) a comparison in reasonable detail to the prior year audited Financial Statements; (iii) the Auditors’ unqualified opinion in all respects (including as to going concern and scope of audit) and “Management Letter” subject to customary restrictions; (iv) a narrative discussion of the consolidated financial condition and results of operations and the consolidated liquidity and capital resources of Holdings and its Subsidiaries for such Fiscal Year, prepared by the chief financial officer of Holdings; and (v) a Compliance Certificate signed by the chief financial officer and another Officer of Holdings and the Borrower.  All such Financial Statements shall be prepared from and on a basis consistent with the books and records of Holdings and its Subsidiaries.  All such Financial Statements shall fairly represent the consolidated position of Holdings and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of Holdings and its Subsidiaries for the periods then ended.  In the event that only a draft of the Auditor’s report relating to the financial statements for the fiscal year ending December 28, 2002 was delivered on or prior to the Closing Date, as soon as available, but not later than three (3) days after the Closing Date, the signed Auditor’s report relating to the financial statements for the fiscal year ending December 28, 2002, satisfactory in all respects to the Lenders (it being agreed that an Auditor’s report delivered in the same (but signed) form as the draft thereof approved by the Lenders on or prior to the Closing Date shall be deemed satisfactory to the Lenders).

(b)           Quarterly Financial Statements.  As soon as available, but not later than 45 days after the end of each of the first three fiscal quarters:  (i) Financial Statements of Holdings and its Subsidiaries as of the fiscal quarter then ended, and for the Fiscal Year to date; (ii) a comparison in reasonable detail to the Financial Statements for the corresponding periods of the prior Fiscal Year; (iii) the certification of the chief executive officer or chief financial officer of Holdings and the Borrower that such Financial Statements have been prepared in accordance with GAAP (subject to year-end audit adjustments and the absence of footnotes); (iv) a narrative discussion of the consolidated financial condition and results of operations and the consolidated liquidity and capital resources of Holdings and its Subsidiaries for such fiscal quarter and Fiscal Year to date, prepared by the chief financial officer of Holdings and the Borrower; and (v) a Compliance Certificate signed by the chief financial officer and another Officer of Holdings and the Borrower.  All such Financial Statements shall fairly represent the consolidated position of Holdings and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of Holdings and its Subsidiaries for the periods then ended (subject to year-end adjustments and the absence of footnotes).

(c)           Monthly Financial Statements.  As soon as available, but not later than 30 days after the end of each month:  (i) a consolidated and consolidating balance sheet for Holdings and its Subsidiaries as at the end of such month and for the Fiscal Year to date and consolidated and consolidating statements of operations and cash flows for such month and for the Fiscal Year to date; (ii) a comparison to the balance sheet, statement of operations and statement of cash flows for the same year to date period in the prior year; and (iii) a certification by the chief financial officer of Holdings and the Borrower that such balance sheet, statement of operations and statement of cash flows fairly represent the consolidated position of Holdings and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of Holdings and its Subsidiaries for the periods then ended (subject to year-end adjustments).

(d)           Further Assurances.  When reasonably requested by any Lender, any further information regarding the business affairs and financial condition of Holdings or any of its Subsidiaries.

(e)           Notice of Defaults.  Promptly, and in any event within three (3) Business Days after an Authorized Officer of Holdings or any of its Subsidiaries becoming aware of the occurrence of a

Default or Event of Default, a certificate of the chief executive officer or chief financial officer of the Borrower specifying the nature thereof and the Borrower’s proposed response thereto, each in reasonable detail.

(f)            Proceedings or Adverse Changes.  Promptly, and in any event within five (5) Business Days after an Authorized Officer of Holdings or the Borrower becomes aware of (i) any proceeding being instituted by or against Holdings or any Subsidiary in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign) seeking an injunction or any such proceeding being instituted or threatened which, if adversely determined, could have a Material Adverse Effect, (ii) any order, judgment or decree in excess of $50,000 being entered against Holdings or any Subsidiary or any of their respective properties or assets or (iii) any actual or prospective change, development or event (other than a change in general economic conditions) which has had or could reasonably be expected to have a Material Adverse Effect, a written statement describing such proceeding, order, judgment, decree, change, development or event and any action being taken with respect thereto by Holdings or any Subsidiary.

(g)           ERISA Notices.  (i) Promptly, and in any event within five (5) Business Days after an Authorized Officer of Holdings, any of its Subsidiaries or any ERISA Affiliate knows that an ERISA Event has occurred, a written statement of the chief financial officer of Holdings describing such ERISA Event and any action that is being taken with respect thereto by Holdings, any such Subsidiary or ERISA Affiliate, and any action taken or threatened by the Internal Revenue Service, Department of Labor or the PBGC.  Holdings, such Subsidiary and the ERISA Affiliate shall be deemed to know all facts known by the administrator of any Employee Benefit Plan of which it is the plan sponsor; (ii) promptly, and in any event within three (3) Business Days after the filing thereof with the Internal Revenue Service, a copy of each funding waiver request filed with respect to any Employee Benefit Plan and all communications received by Holdings, any of its Subsidiaries or any ERISA Affiliate with respect to such request; and (iii) promptly, and in any event within three (3) Business Days after receipt by Holdings, any of its Subsidiaries or any ERISA Affiliate, of the PBGC’s intention to terminate an Employee Benefit Plan or to have a trustee appointed to administer an Employee Benefit Plan, copies of each such notice.

(h)           Environmental and Health and Safety Notices.  Promptly, and in any event within five (5) Business Days after receipt by Holdings or any Subsidiary of any notice, complaint or order alleging actual or prospective violation in any material respect of any Environmental Law or health or safety Law or alleging responsibility for costs of a cleanup, which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, together with a copy of such notice, complaint, or order and a written statement describing any action being taken with respect thereto by Holdings or any Subsidiary.

(i)            Material Contracts.  Promptly, and in any event within five (5) Business Days after any Material Contract is terminated or amended or any new Material Contract is entered into or issued by or to Holdings or any of its Subsidiaries or any notice is received by Holdings or any of its Subsidiaries relating to any Material Contract, a written statement describing such event, with copies of amendments, notices or new contracts, and an explanation of any actions being taken with respect thereto.

(j)            Accrued Billings and Expenses.  Promptly, and in any event within ten (10) Business Days after the end of each month, a schedule of estimated accrued billings and expenses of outside counsel and accountants to Holdings and the Borrower as of the last day of such month, certified by the chief financial officer of the Borrower.

(k)           Payments to Outside Counsel and JFL Relating to the Exchange Offer.  Promptly, and in any event no later than three (3) Business Days prior to any such payment, written notice of any payment to outside counsel to Holdings and the Borrower or to JFL for services rendered in connection with the transactions contemplated by the Exchange Agreement, together with reasonably detailed back-up documentation with respect thereto.

5.2           Corporate Existence, Etc.  Holdings will at all times preserve and keep in full force and effect and cause each of its Subsidiaries to preserve and keep in full force and effect its corporate (or other) existence and rights and franchises to its business, except where the failure to so preserve or keep such rights and franchises will not, singly or in the aggregate, have a Material Adverse Effect.

5.3           Payment of Taxes and Claims; Tax Consolidation.

(a)           Subject to and consistent with Section 6.3(b), Holdings will, and will cause each of its Subsidiaries to, pay all Taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty accrues thereon, and pay all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by Law have or may become a Lien upon any of its properties or assets prior to the time when any material penalty or fine shall be incurred with respect thereto; provided, however, that no such charge or claim need be paid if it is a Contested Claim.

(b)           Holdings will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated, combined or unitary income or franchise tax return with any Person (other than with Holdings or any of its Subsidiaries so long as the filing of such tax return is permitted by applicable Law).

5.4           Maintenance of Properties; Insurance.  Holdings will maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all properties used or useful in the business of Holdings and its Subsidiaries and from time to time promptly will make or cause to be made all necessary repairs, renewals and replacements thereof.  Holdings will maintain or cause to be maintained, with financially sound and reputable insurers or with self insurance programs, in each case to the extent consistent with prudent business practices and customary in its industries, insurance with respect to its properties and business and the properties and businesses of its Subsidiaries against loss or damage of the kinds (including, in any event, business interruption insurance) and in the amounts customarily carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses and owning similar properties in the same general respective areas in which Holdings and its Subsidiaries operate.  Each such policy of insurance shall (i) name the Collateral Agent as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Lenders, that names the Collateral Agent as the loss payee thereunder and provides that the insurer will endeavor to give at least thirty (30) days’ prior written notice to the Collateral Agent of any cancellation or material modification of such policy.

5.5           Inspection.  Holdings shall permit any authorized representatives designated by the Lenders to visit and inspect any of the properties of Holdings or its Subsidiaries, including, without limitation, its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested.

5.6           Equal Security for Loans and Notes.   If Holdings or any of its Subsidiaries shall create, assume or suffer to exist any Lien upon any of their respective property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of Section 6.2, Holdings shall, concurrently with the effectiveness of such Lien, make or cause to be made effective provision whereby the Obligations under this Agreement will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured as long as any such Indebtedness shall be secured; provided, however, that this covenant shall not be construed as or deemed to be a consent by the Lenders to any violation of the provisions of Section 6.2.

5.7           Compliance with Laws, Etc.   Holdings shall and shall cause each of its Subsidiaries to comply in all material respects with the requirements of all applicable Laws of any Tribunal.

5.8           Maintenance of Accurate Records, Etc.  Holdings shall keep, and will cause each of its Subsidiaries to keep, true books and records and accounts in which full and correct entries will be made of all its respective business transactions, and will reflect, and cause each of its Subsidiaries to reflect, in its respective financial statements adequate accruals and appropriations to reserves all in accordance with GAAP and consistent with prior business practices.

5.9           Permits.  Holdings shall, and shall cause each of its Subsidiaries to, at all times promptly obtain as required, preserve, maintain, protect, keep in full force and effect and comply with all terms, conditions and requirements of its respective permits and other licenses, authorizations, approvals and consents necessary or material in the conduct of its operations and all rights and interests therein or thereunder, except where the failure do so would not have a Material Adverse Effect.

5.10         Take-Out Facility.   Holdings shall, and shall cause each of its Subsidiaries to, take all actions necessary or deemed advisable by the Lenders to cause the Take-Out Facility to be entered into promptly after the Closing Date for the purpose of refinancing the Loans.

5.11         ERISA Compliance.  Each of Holdings and its Subsidiaries will (a) make prompt payment of all contributions which it is obligated to make under all Pension Plans and which are required to meet the minimum funding standard set forth in ERISA with respect to each of the Pension Plans, (b) within 30 days after the filing thereof, furnish to the Lenders each Schedule B to the annual return/report (Form 5500 Series), required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA, with respect to each of the Pension Plans that is not a Multiemployer Plan for each Plan year, and (c) notify the Lenders promptly upon becoming aware of any fact, including but not limited to, any Reportable Event arising in connection with any of the Pension Plans that is not a Multiemployer Plan, which could be reasonably expected to constitute grounds for termination thereof by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan, together with a statement as to the action, if any, proposed to be taken with respect thereto.

5.12         Additional Subsidiaries.   Holdings will cause any Person that becomes a Subsidiary of Holdings (whether by creation, acquisition or otherwise), to (a) promptly (and, in any event, no later than five (5) Business Days after such Person becomes a Subsidiary) execute and deliver to the Lenders a Joinder to Guarantee, in the form of Exhibit VI annexed hereto, and otherwise in form and substance satisfactory to the Lenders pursuant to which such Subsidiary shall become a Guarantor of the Loans and this Agreement in accordance with Section 9 with the same effect and to the same extent as if such Person had been named herein as a Guarantor, (b) promptly (and, in any event, no later than five (5) Business Days after such Person becomes a Subsidiary) become a “Grantor” under the Pledge and Security Agreement by executing and delivering to the Lenders and the Collateral Agent a joinder thereto, in all respects satisfactory to the Lenders, and (c) promptly (and, in any event, no later than five (5) Business Days after such Person becomes a Subsidiary) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, opinions and certificates as the Lenders shall require (including, without limitation, documents, instruments, agreements and certificates comparable to those described in Sections 3.1(a)(i), (ii), (iii), (iv), (x), (xi) and (xii).  In the event that any Loan Party acquires Capital Stock of any Person after the Closing Date, such Loan Party will promptly (and, in any event, no later than five (5) Business Days after such acquisition) notify the Collateral Agent and the Lenders of that fact and execute and deliver to the Collateral Agent a counterpart of the Pledge and Security Agreement, in all respects satisfactory to the Lenders, and take all such further actions and execute all such further documents and instruments (including, without limitation, actions, documents and instruments comparable to those described in Section 3.1(a)(x)) as may be necessary or, in the opinion of the Lenders, desirable to create in favor of the Collateral Agent, for the benefit of the Lenders, a valid and perfected first priority Lien on 100% of such Capital Stock.

5.13         Controlling Group.               Each of the Lenders party hereto on the Closing Date and any of their Affiliates that is an assignee Lender (collectively, the “Controlling Group”) shall be entitled:

(a)           to discuss the business operations, properties, financial and other conditions, and plans and prospects of Holdings with any director, senior executive officer and/or other authorized officer of Holdings designated by the Board of Directors of Holdings and, upon reasonable notice to Holdings, with any director, senior executive officer and/or other authorized officer of any Subsidiary of Holdings;

(b)           to submit suggestions from time to time to the management of Holdings with the requirement that one or more senior executive officers of Holdings shall discuss such suggestions with the applicable member of the Controlling Group within a reasonable period of time after such submission; and

(c)           to meet with one or more senior executive officers of Holdings, at reasonable times and on reasonable notice, in order to discuss any suggestions made under clause (b) above or for other purposes.

The rights granted to each member of the Controlling Group hereunder are not in substitution for, and shall not be deemed to be in limitation of, any rights otherwise available to it as a Lender.  In addition, Holdings shall use its reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Holdings to expressly assume and agree to perform the covenants contained in this Section in the same manner and to the same extent that Holdings would have been required to perform if no succession had taken place

SECTION 6.                            NEGATIVE COVENANTS

Each Loan Party covenants and agrees that, until the Loans and the Notes and all other amounts due under this Agreement have been indefeasibly paid in full in cash and all Commitments have terminated, it shall fully and timely perform all covenants in this Section 6.

6.1           Indebtedness.  Holdings shall not, nor shall it cause or permit any of its Subsidiaries, directly or indirectly, to Incur any Indebtedness, except for the following (“Permitted Indebtedness”):

(a)           Obligations under the Loan Documents;

(b)           Indebtedness of Holdings and its Subsidiaries outstanding on the Closing Date and described on Schedule B, reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

(c)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business so long as such Indebtedness is extinguished within two (2) Business Days of the incurrence thereof;

(d)           Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of Holdings and its Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(e)           Indebtedness of Holdings to a Subsidiary and Indebtedness of a Subsidiary to Holdings or to another Subsidiary for so long as such Indebtedness is held by Holdings or a Subsidiary, as applicable, in each case made in the ordinary course of business and not exceeding in the aggregate at any one time outstanding $25,000; provided that (i) any such Indebtedness is unsecured and subordinated in right of payment, pursuant to a written agreement satisfactory to the Required Lenders, to the Obligations under the Loan Documents; (ii) if as of any date any Person other than Holdings or a Subsidiary owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the Incurrence of Indebtedness not constituting Permitted Indebtedness; and (iii) no such intercompany Indebtedness shall be evidenced by any note or other instrument unless such note is in form and substance satisfactory to the Lenders and the payee thereunder shall immediately endorse and deliver the same to Collateral Agent;

(f)            Indebtedness of Holdings or any of its Subsidiaries in order to finance insurance premiums and Indebtedness represented by letters of credit for the account of Holdings or such Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements, all in the ordinary course of business;

(g)           obligations in respect of performance and surety bonds and completion guarantees provided by Holdings or any Subsidiary in the ordinary course of business in accordance with customary industry practice, in amounts and for purposes customary in the Borrower’s industry;

(h)           Indebtedness with respect to Capitalized Lease Obligations entered into after the Closing Date in an aggregate principal amount not to exceed at any time outstanding $100,000;

(i)            purchase money Indebtedness in an aggregate principal amount not to exceed at any time outstanding $100,000; provided, any such Indebtedness (i) shall be secured only by the asset (and any accession, addition or improvement thereto, any replacement thereof and the proceeds thereof) acquired in connection with the incurrence of such Indebtedness, and (ii) shall not exceed 100.0% of the aggregate consideration paid with respect to such asset;

(j)            Indebtedness of Holdings and its Subsidiaries incurred in connection with the Exchange Offer, as contemplated by the Exchange Agreement; and

(k)           guaranties by Holdings and its Subsidiaries of each other’s Indebtedness to the extent that such Indebtedness otherwise constitutes “Permitted Indebtedness”.

6.2           Liens.   Holdings will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of Holdings or any of its Subsidiaries whether owned on the Closing Date or acquired after the Closing Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom, except for the following (“Permitted Liens”):

(a)                           Liens existing as of the Closing Date and described on Schedule D to the extent and in the manner such Liens are in effect on the Closing Date and described on Schedule D;

(b)                           Liens in favor of the Collateral Agent granted pursuant to any Loan Document;

(c)                           Liens for taxes, assessments or governmental charges or claims not delinquent;

(d)                           statutory Liens of landlords or of mortgagees of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by Law incurred in the ordinary course of business for sums not yet delinquent or constituting Contested Claims;

(e)                           Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(f)                            judgment Liens not giving rise to an Event of Default so long as and in respect of which Holdings or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;

(g)                           easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries;

(h)                           Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Holdings or any of its Subsidiaries, including rights of offset and set-off;

(i)                            leases or subleases granted to others that do not materially interfere with the ordinary course of business of Holdings and its Subsidiaries;

(j)                            Liens securing Indebtedness permitted pursuant to Section 6.1(h) or 6.1(i); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and any accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof; and

(k)                           precautionary UCC financing statement filings regarding operating leases or with respect to any inventory held on consignment in the ordinary course of business.

6.3           Restricted Payments.

(a)           Holdings will not and will not cause or permit any of its Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of Holdings) on or in respect of shares of Holdings’s or its Subsidiary’s Capital Stock to holders of such Capital Stock, (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Holdings or any of its Subsidiaries or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock, (iii) make any principal payment on, purchase, defease, redeem, prepay or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness, (iv) make (or give any notice in respect thereof) any mandatory, voluntary or optional payment or prepayment on (whether for principal, interest or otherwise) or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, or purchase, defease or otherwise acquire or retire for value, any Indebtedness outstanding in respect of Holdings’ 9 7/8% Senior Notes due 2008 (other than prepayments and exchanges thereof pursuant to the Exchange Offer, as contemplated by the Exchange Agreement), or (v) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (i), (ii), (iii), (iv) and (v) being referred to as a “Restricted Payment”).

(b)           Notwithstanding anything herein to the contrary, the Borrower may make distributions or payments on behalf of Holdings in an amount sufficient to enable Holdings to pay foreign, Federal, state or local tax liabilities (“Tax Payments”), not to exceed the amount of any tax liabilities that would be otherwise payable by the Borrower and its Subsidiaries to the appropriate taxing authorities if they filed separate tax returns to the extent that Holdings has an obligation to pay such tax liabilities relating to the operations, assets or capital of the Borrower or its Subsidiaries; provided, however, that (i) notwithstanding the foregoing, in the case of determining the amount of a Tax Payment that is permitted to be paid by the Borrower and any of its Subsidiaries in respect of their income tax liability, such payment shall not exceed an amount determined on the basis of assuming that the Borrower is the parent company of an affiliated, combined, unitary or similar group (the “Borrower Affiliated Group”) filing a consolidated Federal or consolidated, combined or similar state income tax return and that Holdings and each such Subsidiary is a member of the Borrower Affiliated Group, and (ii) any Tax Payments shall either be used by Holdings to pay such tax liabilities within 10 days of Holdings’ receipt of such payment or refunded to the Borrower; provided further, however, so long as a Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Tax Payment, the Borrower shall not make any Tax Payment otherwise permitted pursuant to this paragraph without the prior written consent of the Required Lenders.  Notwithstanding any other document to the contrary, for the avoidance of doubt and for so long as any Obligations are outstanding, the Borrower shall be entitled to utilize any and all net operating losses, tax credits or other tax attributes of Holdings or any other member of the Borrower Affiliated Group without payment or compensation to Holdings or such other member for all purposes including for purposes of determining the amount of the Tax Payment otherwise required to be paid by the Borrower pursuant to this paragraph.

6.4           Restriction on Fundamental Changes.  Except as otherwise permitted in this Agreement, Holdings will not and will not cause or permit any of its Subsidiaries to, directly or indirectly, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets, whether as an entirety or substantially as an entirety to any Person.

For purposes of the foregoing, the transfer (by lease, assignment, sale, merger, consolidation or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of Holdings, the Capital Stock of which constitutes all or substantially all of the properties and assets of Holdings or such Subsidiary, as the case may be, shall be deemed to be the transfer of all or substantially all of the properties and assets of Holdings or such Subsidiary, as the case may be.

6.5           Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.    Holdings will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of Holdings to (a) pay dividends or make any other distributions on or in respect of its Capital Stock owned by Holdings or any of its Subsidiaries; (b) make loans or advances or to pay any Indebtedness or other obligation owed to Holdings or any other Subsidiary of Holdings; or (c) transfer any of its property or assets to Holdings or any other Subsidiary, except, with respect to (a), (b) and (c) above, for such encumbrances or restrictions existing under or by reason of: (i) applicable Law; (ii) the Loan Documents; (iii) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Subsidiary; (iv) any agreements in effect on the Closing Date and described on Schedule G attached hereto; (v) in the case of clause (c) above, (A) any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is leased or licensed or (B) any agreement, instrument or other document evidencing a Permitted Lien that restricts, on customary terms, the transfer of any property or assets subject thereto; and (vi) pursuant to the Exchange Offer, as contemplated by the Exchange Agreement.

6.6           Transactions with Shareholders and Affiliates; Payments.          Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates, except for (i) Permitted Investments, (ii) distributions permitted under Section 6.3(b), (iii) such transactions with Affiliates in existence on the Closing Date as disclosed on Schedule H attached hereto.  Without limiting the foregoing and except as permitted on the Closing Date or in this sentence, Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any payments to Joseph Stroud or to attorneys, JFL or any of JFL’s Affiliates without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld); provided that, so long as the Borrower has provided the Lenders with prior written notice and back-up documentation as required in Section 5.1(k), Holdings and the Borrower shall be permitted to make reasonable payments to outside counsel to Holdings and the Borrower and to JFL for services rendered in connection with the transactions contemplated by the Exchange Agreement.

6.7           Business Activities.  Holdings shall not, nor shall Holdings cause or permit any of its Subsidiaries to, directly or indirectly, materially alter the nature of the consolidated business of Holdings and its Subsidiaries from that in existence as of the Closing Date or similar or related businesses.

6.8           Amendments to Charter Documents.  Holdings shall not, nor shall it cause or permit any of its Subsidiaries to, amend its certificate of incorporation or by-laws or any other organizational document in any respect which could be adverse to the interests of the Lenders.

6.9           Asset Sales.          Holdings shall not, nor shall it cause or permit any of its Subsidiaries to, directly or indirectly, consummate any Asset Sale unless (a) Holdings or such applicable Subsidiary has obtained the prior written consent of the Required Lenders thereto and (b) all of the Net Cash Proceeds in respect thereof are applied by Holdings or such Subsidiary in accordance with Section 2.4(b)(i).

6.10         Maximum Capital Expenditures.         Holdings shall not, and shall not permit its Subsidiaries to, make or incur any Capital Expenditure that would cause the aggregate amount of all

Capital Expenditures made by the Loan Parties and their Subsidiaries to exceed $50,000 in any calendar month.

6.11         Lease Obligations.               Holdings shall not, and shall not permit its Subsidiaries to, create, incur or suffer to exist, any obligations as lessee for the payment of rent for any real or personal property under leases or agreements to lease other than (i) Capitalized Lease Obligations permitted under Section 6.01 and (ii) except as set forth on Schedule I attached hereto, Operating Lease Obligations which would not cause the aggregate amount of all Operating Lease Obligations owing by all Loan Parties and their Subsidiaries in any calendar month to exceed $5,000.

6.12         Amendments to Indebtedness.         Holdings shall not, and shall not permit its Subsidiaries to, amend or otherwise change the terms of any Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any Loan Party or the Lenders.

SECTION 7.                            EVENTS OF DEFAULT

If any of the following conditions or events (any such condition or event, an “Event of Default”) shall occur and be continuing:

7.1           Failure To Make Payments When Due.   Failure to pay any installment of principal of the Loans when due, whether at stated maturity, by acceleration, by notice of prepayment or otherwise; or failure to pay any fee or any interest on the Loans or any other amount due under this Agreement within one (1) day or more after the date due; or

7.2           Default in Other Agreements.   Failure of Holdings or any of its Subsidiaries to pay any principal or other amounts due on one or more issues of Indebtedness of Holdings or of any of its Subsidiaries (other than Indebtedness referred to in Section 7.1) having an outstanding principal amount of $100,000 or greater or breach or default by Holdings or any of its Subsidiaries with respect to any other term of any one or more issues of Indebtedness of Holdings or of any of its Subsidiaries having an outstanding principal amount of $100,000 or greater or any agreement or instrument evidencing or securing such Indebtedness and such default or breach results or, with notice or the passage of time, would result in the acceleration of that Indebtedness prior to its stated maturity (or permit the holders of such Indebtedness to accelerate such maturity); or

7.3           Breach of Certain Covenants.   Failure of Holdings, the Borrower or any of their respective Subsidiaries to perform or comply with any covenant, term or condition contained in Section 2.4(b), Section 5.1(e), Section 5.2, Section 5.4 or Section 6; or

7.4           Breach of Warranty.   Any representation, warranty or certification made or delivered by the Borrower or any Guarantor in any Loan Document or in any statement or certificate at any time given by the Borrower or any Guarantor in writing pursuant hereto or thereto or in connection herewith or therewith shall be false or incorrect in any respect in all respects (with respect to representations, warranties and certifications qualified by materiality or Material Adverse Effect) and in all material respects (with respect to all other representations, warranties and certifications) on the date as of which made or deemed made; or

7.5           Other Defaults Under This Agreement or Any Other Loan Document.   Any Loan Party shall default in the performance of or compliance with any covenant, term or condition contained in this Agreement or any other Loan Document (other than those covered by Sections 7.1, 7.3, 7.4, or 7.10) and such default shall not have been remedied or waived in accordance with this Agreement within ten (10) days after the earlier of (i) an officer of such Loan Party becoming aware of such default or (ii) receipt by the Borrower of notice from any Lender of such default; or

7.6           Involuntary Bankruptcy; Appointment of Custodian, Etc.  A court of competent jurisdiction enters a Bankruptcy Order, or an involuntary petition shall be filed, under any Bankruptcy Law that:

(a)           is for relief against Holdings or any Subsidiary in an involuntary case or proceeding, or

(b)           appoints a Custodian of Holdings or any Subsidiary for all or substantially all of its properties, or

(c)           orders the liquidation of Holdings or any Subsidiary;

and in each case the order or decree remains unstayed and in effect for sixty (60) days; or

7.7           Voluntary Bankruptcy; Appointment of Custodian, Etc.  Holdings or any Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(a)           commences a voluntary case or proceeding, or

(b)           consents to the entry of a Bankruptcy Order for relief against it in an involuntary case or proceeding, or

(c)           consents to the appointment of a Custodian of it or for all or substantially all of its property, or

(d)           makes a general assignment for the benefit of its creditors or files a proposal or scheme of arrangement involving the rescheduling or composition of its indebtedness, or

(e)           consents to the filing of a petition in bankruptcy against it, or

(f)            shall generally not pay its debts when such debts become due or shall admit in writing its inability to pay its debts generally; or

7.8           Judgments and Attachments.  Any money judgment, writ of attachment or warrant of attachment, or similar process involving in any individual case or in the aggregate at any time an amount in excess of $100,000 (to the extent not covered by third-party insurance as to which the insurance company has acknowledged coverage) shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective properties or assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five days prior to the date of any proposed sale thereunder; or

7.9           Dissolution.  Any order, judgment or decree shall be entered against Holdings or any Subsidiary decreeing the dissolution or split-up of Holdings or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

7.10         Guarantee.  (a) Any Guarantee or any provision thereof shall cease to be in full force or effect (other than in accordance with its express terms), or (b) any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under its Guarantee, or (c) any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed, after giving effect to any applicable grace periods, pursuant to its Guarantee; or

7.11         Material Contracts.  Holdings or any of its Subsidiaries shall breach or default under any Material Contract and such breach or default, if capable of remedy, is not remedied within any applicable grace period; or

7.12         Liens.  Any of the Loan Documents to which the Borrower, JFL or any Guarantor is a party shall for any reason fail to result in the Collateral Agent, for the benefit of the Lenders, having a valid, first priority perfected Lien on the collateral pledged under such Loan Document; or

7.13         ERISA Event.  An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, has had or could reasonably be expected to result in a Material Adverse Effect; or

7.14         Change of Control.   A Change of Control shall occur;

THEN (i) upon the occurrence of any Event of Default described in the foregoing Sections 7.6 or 7.7, all of the unpaid principal amount of and accrued interest on the Loans and an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the amount that would be payable as a Termination Fee (without duplication of Section 2.4(b)) by the Borrower determined as of the date of the occurrence of any Event of Default, and all other outstanding Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower, and the Commitments of the Lenders hereunder shall thereupon terminate, and (ii) upon the occurrence of any other Event of Default, the Required Lenders, by written notice to the Borrower, may declare all of the unpaid principal amount of and accrued interest on the Loans and an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the amount that would be payable as a Termination Fee by the Borrower determined as of the date of the occurrence of any Event of Default, and all other outstanding Obligations to be, and the same shall forthwith become, due and payable, and the Commitments of the Lenders hereunder shall thereupon terminate, and the Required Lenders may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Loan Documents.

The provisions of clause (ii) above are subject to the condition that if the principal of and accrued interest on all or any outstanding Loans and the Termination Fee and all other outstanding Obligations have been declared immediately due and payable by reason of the occurrence of any Event of Default other than an Event of Default described in Sections 7.6 or 7.7, the Required Lenders may, by written instrument filed with the Borrower, rescind and annul such declaration and the consequences thereof; provided that at the time such declaration is annulled and rescinded:

(A)          no judgment or decree has been entered for the payment of any monies due pursuant to the Loans or this Agreement;

(B)           all arrears of interest upon all the Loans and all other sums payable under the Loans and under this Agreement (except any principal, interest or Termination Fee on the Loans which has become due and payable solely by reason of such declaration under clause (ii) above) shall have been duly paid; and

(C)           each and every other Default and Event of Default shall have been made good, cured or waived pursuant to the terms of this Agreement;

and provided, further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

SECTION 8.                            THE COLLATERAL AGENT

8.1           Appointment.  Each Lender hereby irrevocably designates and appoints U.S. Bank National Association as Collateral Agent of such Lender to act as specified herein and in the other Loan Documents, and each Lender hereby irrevocably authorizes U.S. Bank National Association as the Collateral Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  The Collateral Agent is authorized to hold all Collateral as Collateral Agent, for the benefit of itself and the Lenders, to enter into all applicable Loan Documents, for and on behalf of itself and the Lenders, and to take all actions that it is directly or indirectly authorized or permitted to take under the Loan Documents (subject to the ability of the Required Lenders to direct the Collateral Agent’s actions) with respect to the Collateral, the perfection of Liens in the Collateral, the exercise of remedies with respect to the Collateral and otherwise.  The Collateral Agent agrees to act as such upon the express conditions contained in this Section 8.  Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Loan Document, the Collateral Agent shall have no duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Collateral Agent.  The provisions of this Section 8 are solely for the benefit of the Collateral Agent and the Lenders, and none of Holdings, the Borrower nor any of their respective Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, the Collateral Agent shall act solely as agent of the Lenders and the Collateral Agent neither assumes nor shall be deemed to have assumed any obligation or relationship of agent or trust with or for Holdings, the Borrower or any of their respective Subsidiaries.

8.2           Delegation of Duties.  The Collateral Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties (including counsel to the Borrower).  The Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 8.3.

8.3           Exculpatory Provisions.  Neither the Collateral Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for its or such Person’s own gross negligence or willful misconduct as finally and unappealably determined by a court of competent jurisdiction) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any Guarantor or any of their respective officers contained in this Agreement, any other Loan Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Agreement or any other Loan Document or for any failure of the Borrower or any Guarantor or any of their respective Subsidiaries or any of their respective officers to perform its obligations hereunder or thereunder.  The Collateral Agent shall be under no obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or the other Loan Documents, or to inspect the properties, books or records of the Borrower or any Guarantor or any of their respective Subsidiaries.  The Collateral Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Collateral Agent to the Lenders or by or on behalf of the Borrower or any Guarantor or any of their respective Subsidiaries to the Collateral Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

8.4           Reliance by the Collateral Agent.  The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile or e-mail message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower or any Guarantor), independent accountants and other experts selected by the Collateral Agent.  The Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  As between the Collateral Agent and the Lenders, the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

8.5           Notice of Default.  The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Collateral Agent has actually received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Collateral Agent receives such a notice, the Collateral Agent shall give prompt notice thereof to the Lenders.  The Collateral Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, as between the Collateral Agent and the Lenders unless and until the Collateral Agent shall have received such directions, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6           Non-Reliance on the Collateral Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Collateral Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Collateral Agent hereinafter taken, including any review of the affairs of the Borrower or any Guarantor shall be deemed to constitute any representation or warranty by the Collateral Agent to any

Lender.  Each Lender represents to the Collateral Agent that it has, independently and without reliance upon the Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Borrower or any Guarantor and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Borrower or any Guarantor.  The Collateral Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, liabilities, property, financial and other condition or creditworthiness of the Borrower or any Guarantor which may come into the possession of the Collateral Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.7           Indemnification.  The Lenders agree to indemnify the Collateral Agent in its capacity as such ratably according to their respective “percentages” as used in determining the Required Lenders at such time, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Collateral Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Loan Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby of any action taken or omitted to be taken by the Collateral Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by Holdings or any of its Subsidiaries; provided, that no Lender shall be liable to the Collateral Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Collateral Agent as finally and unappealably determined by a court of competent jurisdiction.  If any indemnity furnished to the Collateral Agent for any purpose shall, in the opinion of the Collateral Agent be insufficient or become impaired, the Collateral Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.  The agreements in this Section 8.7 shall survive the payment of all Obligations.

8.8           Collateral Agent in Its Individual Capacity.  The Collateral Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Holdings and its Subsidiaries as though the Collateral Agent were not a Collateral Agent hereunder.  With respect to any Loans made by it and all Obligations owing to it, the Collateral Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Collateral Agent and the terms “Lender” and “Lenders” shall include the Collateral Agent in its individual capacity.

SECTION 9.                            GUARANTEE

9.1           Unconditional Guarantee.  Each Guarantor hereby unconditionally, jointly and severally, guarantees (such guarantee to be referred to herein as the “Guarantee”) to each of the Lenders and to the Collateral Agent and their respective successors and assigns, that the principal of and interest and Termination Fee on the Loans will be promptly paid in full when due, whether at maturity, by acceleration or otherwise and interest on the overdue principal, if any, and interest on any interest, to the extent lawful, of the Loans and all other obligations of the Borrower to the Lenders or the Collateral Agent hereunder or thereunder (including the Obligations) will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; subject, however, to the limitations set forth in Section 9.4.

Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Loans or this Agreement or any other Loan Document, the absence of any action to enforce the same, any waiver or consent by any of the Lenders with respect to any provisions hereof or thereof, the recovery of any judgment against the Borrower, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.  Each Guarantor agrees that this is a guaranty of payment and not of collection.  Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Borrower, any right to require a proceeding first against the Borrower, protest, notice and all demands whatsoever and covenants that this Guarantee will not be discharged except by complete performance of the obligations (including, without limitation, payment of all Obligations) contained in the Loans, this Agreement, the other Loan Documents and in this Guarantee.  If any Lender or the Collateral Agent is required by any court or otherwise to return to the Borrower, any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Borrower or any Guarantor, any amount paid by the Borrower or any Guarantor to the Collateral Agent or such Lender, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.  Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Lenders and the Collateral Agent, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 7 for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Section 7, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of this Guarantee.

9.2           Severability.  In case any provision of this Guarantee shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions in such jurisdiction, or of such provision in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.3           Release of a Guarantor.  Upon the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Guarantor (or all or substantially all its assets) to an entity which is not a Subsidiary of Holdings and which sale or disposition is otherwise in compliance with the terms of this Agreement, such Guarantor shall be deemed released from all obligations under this Section 9 without any further action required on the part of the Collateral Agent or any Lender.  The Lenders shall deliver an appropriate instrument evidencing such release upon receipt of a request by the Borrower accompanied by an Officers’ Certificate certifying as to the compliance with this Section 9.3.  Any Guarantor not so released remains liable in all respects with respect to its Guarantee as provided in this Section 9.

9.4           Limitation of Guarantor’s Liability.  Each Guarantor and, by its acceptance hereof each of the Lenders, hereby confirms that it is the intention of all such parties that the guarantee by such Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state Law.  To effect the foregoing intention, the Lenders and such Guarantor hereby irrevocably agree that the obligations of such Guarantor under the Guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to Section 9.5, result in the obligations of such Guarantor under the Guarantee not constituting such fraudulent transfer or conveyance.

9.5           Contribution.  In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree, inter se, that in the event any payment or distribution is made by any Guarantor (a “Funding Guarantor”) under its Guarantee, such Funding Guarantor shall be entitled to a contribution from all other Guarantors in a pro rata amount based on the Adjusted Net Assets of each Guarantor (including the Funding Guarantor) for all payments, damages and expenses incurred by that Funding Guarantor in discharging the Borrower’s obligations with respect to the Obligations.  “Adjusted Net Assets” of such Guarantor at any date shall mean the lesser of (x) the amount by which the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities Incurred on such date (other than liabilities of such Guarantor under Subordinated Indebtedness)), but excluding liabilities under the Guarantee, of such Guarantor at such date and (y) the amount by which the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liabilities of such Guarantor on its debts, excluding debt in respect of the Guarantee of such Guarantor, as they become absolute and matured.  The allocation among Guarantors of their obligations as set forth in this Section 9.5 shall not be construed in any way to limit the liability of any Guarantor hereunder.

9.6           Waiver of Subrogation.  Until such time as all Obligations on the Loans are paid in full, each Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Borrower that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under its Guarantee and this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Lender against the Borrower, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights.  If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Loans shall not have been paid in full, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Lenders, and shall forthwith be paid to the Lenders to be credited and applied upon the Loans, whether matured or unmatured, in accordance with the terms of this Agreement.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waiver set forth in this Section 9.6 is knowingly made in contemplation of such benefits.

9.7           Waiver of Stay, Extension, Usury and Other Laws.   (a)   Each Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other Law that would prohibit or forgive such Guarantor from performing its Guarantee as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement; and (to the extent that it may lawfully do so) each Guarantor hereby expressly waives all benefit or advantage of any such Law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Collateral Agent or any Lender, but will suffer and permit the execution of every such power as though no such Law had been enacted.

(b)           As used in this paragraph, any reference to “the principal” includes the Borrower, and any reference to “the creditor” includes the Collateral Agent and each Lender.  In accordance with Section 2856 of the California Civil Code (i) each Guarantor waives any and all rights and defenses available to it by reason of Sections 2787 to 2855, inclusive, 2899 and 3433 of the California Civil Code, including without limitation any and all rights or defenses such Guarantor may have by reason of protection afforded to the principal with respect to any of the guaranteed Obligations, or to any other guarantor of any of the guaranteed Obligations with respect to any of such guarantor’s obligations under its guaranty, in either case pursuant to the antideficiency or other laws of the State of California limiting or discharging the principal’s indebtedness or such guarantor’s obligations, including without limitation Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure; and (ii) each Guarantor waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed Obligation, has destroyed such Guarantor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the Code of Civil Procedure or otherwise; and even though that election of remedies by the creditor, such as nonjudicial foreclosure with respect to security for an obligation of any other guarantor of any of the guaranteed Obligations, has destroyed such Guarantor’s rights of contribution against such other guarantor.  No other provision of this Guarantee shall be construed as limiting the generality of any of the covenants and waivers set forth in this paragraph.  As provided below, this Guarantee shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.  This paragraph is included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guarantee or to any of the guaranteed Obligations.

SECTION 10.                     MISCELLANEOUS

10.1         [Intentionally Omitted]

10.2         Participations in and Assignments of Loans and Notes.

(a)           Each Lender shall have the right at any time to sell, assign, transfer or negotiate (an “Assignment”) all or any portion of its Loans or Commitment to any Eligible Assignee.  In the case of any sale, transfer or negotiation of all or part of the Loans or any Commitment authorized under this Section 10.2(a), the assignee, transferee or recipient shall become a party to this Agreement as a Lender by execution of an assignment and assumption agreement; provided that (i) at such time Section 2.1(a) shall be deemed modified to reflect the Commitment of such new Lender and of the existing Lenders, and (ii) upon surrender of the Notes, new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender, such new Notes to be in conformity with the requirements of Section 2.1(d) (with appropriate modifications) to the extent needed to reflect the revised Commitment or the sale, assignment, transfer or negotiation of Loans.  To the extent of any Assignment pursuant to this Section 10.2(a), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Loans or Commitment, and the assignee, transferee or recipient shall have, to the extent of such Assignment, the same rights, benefits and obligations as it would if it were a Lender with respect to such Loans or Commitment, including, without limitation, the right to approve or disapprove actions which, in accordance with the terms hereof, require the approval of a Lender.  At the time of each Assignment pursuant to this Section 10.2(a) to an Eligible Assignee which is not already a Lender hereunder and which is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for Federal income tax purposes, the respective Eligible Assignee, if, and to the extent, required by Section 10.19(f), shall provide to the Borrower the appropriate Internal Revenue Service Forms described in Section 10.19(f).

(b)           Each Lender may grant participations in all or any part of its Loans or its Commitment to any Person (a “participant”); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Agreement and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers with respect to any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, or the dates fixed for payments of fees or principal of or interest on the Loans or termination of the Commitment).  The Borrower agrees that each participant shall be entitled to the benefits of Section 10.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.2(a); provided, however, that a participant shall not be entitled to receive any greater payment under Section 10.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.5 as though it were a Lender, provided such participant agrees to be subject to Section 10.18 as though it were a Lender.

(c)           The Borrower shall, at its own cost and expense, provide such certificates, acknowledgments and further assurances in respect of this Agreement and the Loans as any Lender may reasonably require in connection with any participation, transfer or assignment pursuant to this Section 10.2.

(d)           Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loan and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

10.3         Expenses.  Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to promptly pay (a) all the costs and expenses incurred by the Lenders and the Collateral Agent in connection with the transactions contemplated by the Loan Documents, including, without limitation, the reasonable fees, expenses and disbursements of counsel to the Lenders (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and the Loans hereunder, and any amendments, modifications and waivers hereto or thereto and consents to departures from the terms hereof and thereof; and (b) all costs and expenses (including attorneys’ fees and costs of settlement) incurred by the Lenders or the Collateral Agent in enforcing any Obligations of or in collecting any payments due from the Borrower or any Guarantor hereunder or under the Notes or any other Loan Document or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or in connection with any insolvency or bankruptcy proceedings.

10.4         Indemnity.  In addition to the payment of expenses pursuant to Section 10.3, whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to indemnify, pay and hold each of the Lenders, the Collateral Agent and any holder of any of the Notes, and each of their respective officers, directors, employees, agents, representatives and affiliates (collectively called the “Indemnitees”), harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated as a party thereto), which may be suffered by, imposed on, incurred by, or asserted against that Indemnitee, in any manner resulting from, connected with, in respect of, relating to or arising out of this Agreement or any other Loan Document, the Lenders’ agreements to make the Loans or the use or intended use of any of the proceeds of the Loans hereunder (the “indemnified liabilities”); provided, however, that the Borrower shall have no obligation to an Indemnitee hereunder with respect to indemnified liabilities to the extent such liabilities are finally and unappealably judicially determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of that Indemnitee.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them.

10.5         Setoff.   In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Default or Event of Default, each Lender, the Collateral Agent and each subsequent holder of any Note and any Affiliate thereof is hereby authorized by the Borrower and the Guarantors at any time or from time to time, without notice to the Borrower or any Guarantor, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other Indebtedness or obligations at any time held or owing by the Collateral Agent, such Lender, such subsequent holder or such Affiliate to or for the credit or the account of the Borrower or such Guarantor against and on account of the obligations and liabilities of the Borrower or such Guarantor to the Lenders under this Agreement, the Notes and the other Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, the Notes, the Guarantees or the other Loan Documents, irrespective of whether or not (a) the Collateral Agent, such Lender, such subsequent holder or such Affiliate shall have made any demand hereunder or (b) the Collateral Agent, such Lender, such subsequent holder or such Affiliate shall have declared the principal of or the interest on its portion of the Loans and its Notes and other amounts due hereunder to be due and payable as permitted by Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

10.6         Amendments and Waivers.  No amendment, modification, termination or waiver of any term or provision of this Agreement, of the Notes, any Guarantee or the Pledge and Security Agreement or consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective without the prior written concurrence of the Borrower or such Guarantor, as the case may be, and the Required Lenders, and, upon the request of any Lender, the receipt of a written opinion of counsel of the Borrower addressed to the Lenders to the effect that such amendment, modification, termination, waiver or consent does not violate or conflict with any of the terms and provisions of any Contractual Obligation of the Borrower; provided, however, that without the prior written consent of each Lender affected, an amendment, modification, termination or waiver of this Agreement, any Notes, any Guarantee, the Pledge and Security Agreement or consent to departure from a term or provision hereof or thereof may not:  (a) reduce the principal amount of Notes whose holders must consent to any such amendment, modification, termination, waiver or consent; (b) reduce the rate of or extend the time for payment of principal or interest on any Note; (c) reduce the principal amount of any Note; (d) make any change in the definition of Change of Control, in the last paragraph of Section 7 or in this Section 10.6; (e) reduce the rate or extend the time of payment of fees or other compensation payable to the Lenders hereunder (including the Termination Fee); (f) increase the amount of the Commitment; (g) release all or substantially all of the collateral purported to be subject to the Liens of any Loan Document or all or substantially all of the Guarantors from the Guarantee (in each case other than releases necessary to effectuate transactions otherwise permitted under this Agreement); or (h) change the definition of “Required Lenders”; and provided, further, that without the consent of the Collateral Agent, no such amendment, modification, termination or waiver may amend, modify, terminate or waive any provision of Section 8 as the same applies to the Collateral Agent or any other provision of this Agreement or any other Loan Document as it relates to the rights or obligations of the Collateral Agent.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.6 shall be binding upon each Lender, and, if signed by the Borrower or a Guarantor, on the Borrower and such Guarantor.

10.7         Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists.

10.8         Entirety.  The Loan Documents embody the entire agreement of the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

10.9         Notices.  Unless otherwise provided herein, any notice or other communications herein required or permitted to be given shall be in writing and may be personally served or delivered, telecopied, or sent by mail and shall be deemed to have been given when delivered in person, upon receipt of telecopy against receipt of answer back or four (4) Business Days after depositing it in the mail, registered or certified, with postage prepaid and properly addressed; provided, however, that notices to the Collateral Agent and the Lenders shall not be effective until received.  For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 10.9) shall be set forth under each party’s name on the signature pages hereto.

10.10       Survival of Warranties and Certain Agreements.

(a)           All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans hereunder and the execution and delivery of the Notes and, notwithstanding the making of the Loans, the execution and delivery of the Notes or any investigation made by or on behalf of any party, shall continue in full force and effect.  The closing of the transactions herein contemplated shall not prejudice any right of one party against any other party in respect of anything done or omitted hereunder or in respect of any right to damages or other remedies.

(b)           Notwithstanding anything in this Agreement or implied by Law to the contrary, the agreements of the Borrower set forth in Sections 10.3, 10.4, 10.14, 10.15, 10.17 and 10.19 shall survive the payment of the Loans and the Notes and the termination of this Agreement.

10.11       Failure or Indulgence Not Waiver; Remedies Cumulative.   No failure or delay on the part of the Collateral Agent or any Lender or any holder of any Note in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing under this Agreement or any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

10.12       Severability.  In case any provision in or obligation under this Agreement or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations in such jurisdiction, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13       Headings.  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or given any substantive effect.

10.14       Applicable Law.  THIS AGREEMENT, EACH GUARANTEE, THE PLEDGE AND SECURITY AGREEMENT AND THE NOTES SHALL BE GOVERNED BY,

AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

10.15       Successors and Assigns; Subsequent Holders of Notes.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the permitted successors and assigns of the Lenders.  The terms and provisions of this Agreement, each Guarantee, the Pledge and Security Agreement and the other Loan Documents shall inure to the benefit of any assignee or transferee of the Loans pursuant to Section 10.2(a), and in the event of such transfer or assignment, the rights and privileges herein conferred upon the Lenders shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.  In determining whether the holders of a sufficient aggregate principal amount of the Loans shall have consented to any action under this Agreement, any amount of the Loans owned or held by the Borrower, any Guarantor or any of their respective Affiliates shall be disregarded.  The Borrower’s rights or any interest therein hereunder and the Borrower’s or any Guarantor’s obligations under the Loan Documents (including the Obligations) may not be assigned without the prior express written consent of each of the Lenders.

10.16       Counterparts; Effectiveness.  This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto (including the Lenders and the Collateral Agent) and delivery thereof to the Lenders.

10.17       Consent to Jurisdiction; Venue; Waiver of Jury Trial.

(a)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, ANY NOTE, ANY GUARANTEE, THE PLEDGE AND SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS RESPECTIVE PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  EACH OF THE LOAN PARTIES HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK JURISDICTION OVER ITSELF, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE NOTES, THE GUARANTEES, THE PLEDGE AND SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS, THAT ANY SUCH COURT LACKS JURISDICTION OVER SUCH PARTY.  EACH OF THE LOAN PARTIES IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH LOAN PARTY, AT ITS RESPECTIVE ADDRESS FOR NOTICES PURSUANT TO SECTION 10.9.  EACH OF THE LOAN PARTIES AGREES THAT SERVICE AS PROVIDED IN THIS CLAUSE (a) IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY OF THE AFORESAID COURTS, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.  TO THE EXTENT PERMITTED BY LAW, EACH OF THE LOAN PARTIES HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND

FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY NOTE, ANY GUARANTEE, THE PLEDGE AND SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY LENDER OR THE COLLATERAL AGENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PARTY IN ANY OTHER JURISDICTION.

(b)           EACH OF THE LOAN PARTIES HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES, THE GUARANTEES, THE PLEDGE AND SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES, THE GUARANTEES, THE PLEDGE AND SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10.18       Payments Pro Rata.

Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligations then owed and due to such Lender bears to the total of such Obligations then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the Borrower to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided that, if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

10.19       Taxes.

(a)           Any and all payments by the Borrower hereunder or under any of the other Loan Documents shall be made free and clear of and without deduction or withholding for or on account of any and all present or future Taxes, unless such deduction or withholding is required by Law or the administration thereof and excluding in the case of each Lender, Taxes imposed on the net income of, and branch profit taxes of, any Lender or the Collateral Agent (i) by the jurisdiction in which such Lender or the Collateral Agent is organized or any political subdivision thereof or taxing authority thereof, or (ii) by any jurisdiction in which such Person’s principal office or relevant lending office is located or in which such Person is doing business, other than solely by reason of this Agreement, or any political subdivision or taxing authority of any such jurisdiction, or (iii) by reason of a failure by a Lender to which Section 10.19(f) applies to deliver the Required Forms or to otherwise comply with the requirements of Section 10.19(f) unless such failure is due to a change in law occurring after the date on which such Lender became a Lender (all such nonexcluded Taxes hereinafter referred to as “Covered Taxes”).  If the Borrower shall be required by Law or the administration thereof to deduct or withhold any Covered Taxes from or in respect of any sum payable hereunder or under any other Loan Document, (i) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts paid under this paragraph), the Lender receives an amount equal to the sum it would have received if no such deduction or withholding had been made; (ii) the Borrower shall make such deductions or withholdings; and (iii) the Borrower forthwith shall pay the full amount deducted or withheld to the relevant authority in accordance with applicable Law.

(b)           The Borrower agrees to pay forthwith any present or future stamp, duty or documentary taxes or any other excise or property taxes, charges or similar levies (all such taxes, charges and levies hereinafter referred to as “Other Taxes”) imposed by any jurisdiction (or any political subdivision or taxing authority thereof or therein) which arise from any payment made by the Borrower hereunder or under any other Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document.

(c)           The Borrower agrees to indemnify the Collateral Agent and each of the Lenders for the full amount of Covered Taxes or Other Taxes not deducted or withheld and paid by the Borrower in accordance with Section 10.19(a) and (b) to the relevant authority and any Taxes other than Covered Taxes or Other Taxes imposed by any jurisdiction on amounts payable by the Borrower under this Section 10.19 paid by the Lender or the Collateral Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not any such Taxes or Other Taxes were correctly or legally asserted.  Payment under this indemnification shall be made within 30 days from the date such Lender makes written demand therefor.  A certificate as to the amount of such Taxes or Other Taxes and evidence of payment thereof submitted to the Borrower shall be prima facie evidence, absent manifest error, of the amount due from the Borrower to such Lender.

(d)           The Borrower shall promptly furnish to each Lender the original or a certified copy of a receipt (or, if a receipt is not available, such other documentation as shall be reasonably satisfactory to the Lenders) evidencing any payment of Taxes or Other Taxes made by the Borrower.

(e)           The provisions of this Section 10.19 shall survive the termination of the Agreement and repayment of all Obligations.

(f)                    Each Lender that is (i) an assignee or transferee of an interest under this Agreement pursuant to Section 10.2(a) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), (ii) eligible to receive all payments of interest to be made to such Lender hereunder free from, or at reduced rates of, withholding of United States federal income tax, and (iii) organized in a jurisdiction other than the United States, a State thereof or the District of Columbia hereby agrees that:

(i)    it shall, no later than the date upon which such Lender becomes a party hereto, and on each date that any form required by this Section expires or becomes obsolete, deliver to the Borrower: (A) two accurate, complete and signed originals of U.S. Internal Revenue Service Form W-8ECI or successor form, or (B) two accurate, complete and signed originals of U.S. Internal Revenue Service Form W-8BEN or successor form, in each case, indicating that such Lender is on the date of delivery thereof entitled to receive payments of interest for the account of its lending office under this Agreement free from, or at reduced rates of, withholding of United States federal income tax (the “Required Forms”); and

(ii)   if at any time such Lender changes its lending office or offices or selects an additional lending office for purposes of this Agreement, it shall, at the same time or reasonably promptly thereafter, deliver to the Borrower and the Agents the appropriate forms as described in clause (i) above in replacement for, or in addition to, the forms previously delivered by it hereunder.

(g)           If the Borrower is required to make any deduction or withholding as a result of the fact that a Lender is organized outside the United States, such Lender shall use its reasonable efforts to transfer its Loan to an affiliate in respect of which no such deduction or withholding would be imposed if such transfer would have no adverse effect on such Lender or the Loan.

10.20       Waiver of Stay, Extension or Usury Laws.  The Borrower covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other Law that would prohibit or forgive the Borrower from paying all or any portion of the principal of or interest on the Loans as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement; and (to the extent that it may lawfully do so) the Borrower hereby expressly waives all benefit or advantage of any such Law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Collateral Agent or any Lender, but will suffer and permit the execution of every such power as though no such Law had been enacted.

10.21       Requirements of Law.  In the event that any change in Law occurring after the date that any lender becomes a Lender party to this Agreement with respect to such Lender shall, in the opinion of such Lender, require that any Commitment of such Lender be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by such Lender or any corporation controlling such Lender, and such change in Law shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital, as the case may be, as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation, as the case may be, could have achieved but for such change in Law (taking into account such Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time following notice by such Lender to the Borrower of such change in Law, within fifteen (15) days after demand by such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation, as the case may be, for such reduction.

10.22       Confidentiality.

(a)           Each Lender shall hold all non-public information obtained pursuant to the requirements of or in connection with this Agreement which has been identified as confidential by the Borrower in accordance with such Lender’s customary procedures for handling confidential information of this nature, it being understood and agreed by the Borrower that (i) in any event a Lender may make disclosures reasonably required by any Eligible Assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participation therein (provided that such Eligible Assignee, transferee or participant agrees to be bound by the terms of this Section 10.22) or as required or requested by any governmental agency or representative thereof or pursuant to legal process; provided that unless specifically prohibited by applicable Law or court order, each Lender shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, (ii) a Lender may share with any of its Affiliates, and such Affiliates may share with any Lender, any information related to the Borrower or the Borrower’s or their respective Affiliates (including information relating to creditworthiness) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential pursuant to the terms hereof) and (iii) a Lender may make disclosures in connection with the enforcement or exercise of rights and remedies hereof or of any other Loan Document or any litigation relating hereto or to any other Loan Document; and provided, further, that in no event shall any Lender be obligated or required to return any materials furnished by Holdings or any of its Subsidiaries.

(b)           Notwithstanding the foregoing, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated by this Agreement; provided, however, that this clause (b) shall not permit any party (or any employee, representative, or other agent thereof) to disclose any information, the disclosure of which would otherwise be prohibited by this Agreement and that is not necessary to understanding the tax treatment and tax structure of the transaction (including the identity of the parties, any information that could lead another to determine the identity of the parties, or any other information to the extent that such disclosure could result in a violation of any federal or state securities law).

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

“Borrower”:

ELGAR ELECTRONICS CORPORATION

By:	/s/ John P. Mei
Name: John P. Mei
	Title:	Vice President, Finance, and Chief Financial Officer

“Guarantor”:

ELGAR HOLDINGS, INC.

By:	/s/ John P. Mei
Name: John P. Mei
	Title:	Vice President, Finance, and Chief Financial Officer

Notice Address for each Loan Party:

Elgar Electronics Corporation
9250 Brown Deer Road
San Diego, California 92121
Attn: Chief Financial Officer
Facsimile: 858-458-0267

with a copy to:

Gibson Dunn & Crutcher LLP
200 Park Avenue, 47th Floor
New York, New York 10166
Attn: Conor D. Reilly
Facsimile: 212-351-4035

“Collateral Agent”:

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Frank P. Leslie III
Name: Frank P. Leslie
Title: Vice President

Notice Address:

U.S. Bank National Association
180 East Fifth Street
St. Paul, Minnesota 55101
Attn: Corporate Trust Department
Facsimile: 651-244-0711

“Lenders”:

Commitment:  $18,750,000.00   OCM/GFI POWER OPPORTUNITIES FUND, L.P.

By:	GFI Energy Ventures LLC, its General Partner

	By:	/s/ Larry Gilson
Name: Larry Gilson
Title: Chairman

Commitment:  $6,250,000.00     OCM PRINCIPAL OPPORTUNITIES FUND II, L.P.

By:	Oaktree Capital Management, LLC, its General Partner

	By:	/s/ Stephen A. Kaplan
Name: Stephen A. Kaplan
Title: Principal

	By:	/s/ Vincent J. Cebula
Name: Vincent J. Cebula
Title: Managing Director

Notice Address for the Lenders:

Oaktree Capital Management, LLC 333 South Grand Avenue Los Angeles, California 90071 Attn: Jordon Kruse Facsimile: (213) 830-6394

with copies to:

Oaktree Capital Management, LLC 1301 Avenue of the Americas 34th Floor New York, New York 10019 Attn: Vincent Cebula Facsimile: (212) 284-1949

GFI Energy Ventures, LLC 11611 San Vincente Boulevard # 710 Los Angeles, California 90049 Attn: Ian A. Schapiro Facsimile: (310) 442-0540

and

Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue Los Angeles, California 90071 Attn: Jeffrey H. Cohen Facsimile: (213) 687-560